DENVER PLACE

RANCHER ENERGY CORP.

OFFICE LEASE

DENVER PLACE
OFFICE LEASE
I N D E X

General Lease Provisions--

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50.	RECORDING - SHORT FORM MEMO	23
51.	REAL ESTATE BROKER	24
52.	CAPTIONS AND EXHIBITS	24
53.	SUBSTITUTION OF OTHER PREMISES	24
54.	ADDITIONAL CHARGES FOR TAXES AND LANDLORD'S OPERATING EXPENSES	25
55.	HAZARDOUS MATERIALS	29
56.	TELEPHONE AND TELECOMMUNICATIONS SERVICE	29
57.	TRANSFER OF LANDLORD'S INTEREST	31
58.	TIME IS OF THE ESSENCE	31
59.	ADDITIONAL PROVISIONS	31
59.01	Warranty Disclaimer	31
59.01	Waiver of Trial by Jury	31
59.03	Force Majeure	31
59.04	Survival of Indemnities	31
59.05	Executive Orders	31
59.06	Americans With Disabilities Act	32

Addendum
Exhibit A	Leased Premises Diagram
Exhibit A-1	Layout Plans (to be attached upon completion)
Exhibit A-2	Offer Space Diagram
Exhibit B	Rules and Regulations
Exhibit C	Lease Term Agreement
Exhibit D	Parking Agreement
Exhibit E	List of Landlord's Furniture
Exhibit E-1	Form of Bill of Sale

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DENVER PLACE

Office Lease Facing Page

THIS OFFICE LEASE FACING PAGE, together with the General Lease Provisions and any Schedules or Riders and Lease Guaranties attached hereto, shall constitute the Lease between Tenant described below, as Tenant, and DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, as Landlord, for the Leased Premises described below, made and entered into as of the Lease Date specified below.

LEASE DATE:	October 30, 2006

LANDLORD:	DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

TENANT:	RANCHER ENERGY CORP., a Nevada corporation

LEASED PREMISES:

Suite Number:	1740

Floor:	Seventeenth (17th) floor, South Tower

Total Rentable Area
of the Leased Premises:	5,869 square feet of rentable area

LEASE TERM:

Commencement Date:	November 10, 2006*

Lease Period:	Sixty-Three (63) months

Lease Expiration:	February 9, 2012**

* subject to adjustment pursuant to subsection 2.01(b) of the Lease
** subject to adjustment pursuant to subsection 2.01(i) of the Lease

BASE RENT:
Months 1-3:	$0.00 per annum / $0.00 per month
Months 4-12:	$114,445.56 per annum / $9,537.13 per month
Months 13-36:	$120,314.52 per annum / $10,026.21 per month
Months 37-48:	$129,117.96 per annum / $10,759.83 per month
Months 49-63:	$132,052.56 per annum / $11,004.38 per month

Base Operating Cost including Real Estate Taxes shall be the total amount of Operating Expenses (on a per rentable square foot basis) incurred by Landlord during the Calendar Year 2007 (Landlord's Operating Expense Contribution)

Proportionate Share of applicable taxes and
Building Operating Expenses:	5,869
	754,288	=	0.78%

LEASE DEPOSIT:	$40,104.84 payable at the time of execution and delivery of Lease by Tenant, and subject to adjustment pursuant to the provisions of Section 44.01 and subsection 62.02(d) of the Addendum.

GENERAL OFFICE LEASE PROVISIONS

WHEREAS, Landlord owns that building commonly known as Denver Place and located at 999 - 18th Street, Denver, Colorado 80202 (hereinafter called the "Building"), which is situated on a portion of real property being more particularly described as Lots 1 through 32 inclusive, Block 110, East Denver Subdivision City and County of Denver, State of Colorado. The Building, the land upon which the Building stands and the land and improvements surrounding the Building and designated from time to time by Landlord as land or common areas appurtenant to or servicing the Building, together with any other buildings or land located on the above-described real property are hereinafter called the "Real Property"; and

WHEREAS, Landlord has agreed to lease to Tenant the Leased Premises hereinafter on the terms and conditions hereinafter set forth:

1.    THE LEASED PREMISES

1.01 NOW, THEREFORE, in consideration of the rent and the covenants and agreements hereinafter made on the part of the Tenant to be paid, observed and performed, the Landlord has demised and leased and by these presents does demise and lease the Leased Premises described on the Office Lease Facing Page, attached hereto and depicted on the drawing attached hereto as Exhibit A and forming part hereof but excluding therefrom any part of the exterior face of the Building to the Tenant, together with the right of the Tenant in common with the Landlord, its other tenants, sub-tenants and invitees thereof to the nonexclusive use of the following portions of the Building:

(a) the entrance foyer and lobby of the Building; and

(b) the common corridors on the floor of the Building on which the Leased Premises are situated and other areas appurtenant to or servicing the Building, together with public entrance doors, halls, stairways, passages, elevators, shipping and receiving areas and lavatories in the Building, provided, however, that Landlord shall have the right from time to time to eliminate, substitute, build upon or rearrange all of items (a) and (b) above, including, but not limited to, the garden court on the third floor of the Building, as Landlord deems appropriate in its discretion.

2.    DEFINITIONS

2.01 In this Lease or on the Office Lease Facing Page, the following terms or words shall have the following meanings:

(a) "Business Day" means any of the days from Monday to Friday excluding any nationally recognized holiday.

(b) "Commencement Date" means the date so designated on the Office Lease Facing Page, attached hereto, or the date upon which the Landlord notifies the Tenant that the Leased Premises are ready for occupancy, whichever last occurs.

(c) "Net Rentable Square Feet" or "Net Rentable Area", as the term is used throughout this Lease, for a multiple tenancy floor means the total square feet which is computed by measuring to the inside finish of permanent outer building walls, or to the center line of the glass if a portion of the outer building wall is glass, to the center line of corridor partitions, and to the center of partitions that separate the Leased Premises from adjoining rentable area. No deductions shall be made for columns and projections necessary to the Building.

(d) "Net Rentable Square Feet" or "Net Rentable Area", as the term is used throughout this Lease, for a single tenancy floor, means the total square feet which is computed by measuring to the inside finish of permanent outer building walls, or from the center line of glass. Net Rentable Area shall include all area within outside walls less stairs, elevator shafts, flues, pipe shafts, and vertical ducts. No deductions shall be made for columns and projections necessary to the Building. Lavatories or public toilets within and exclusively serving only that floor, janitor closets, electrical closets, telephone closets, slop sinks and a proportionate share of main and second floor lobby areas shall be included in Net Rentable Area.

(e) "Normal Business Hours" means the hours from 8 a.m. to 6 p.m. on Business Days and the hours 8 a.m. to 1 p.m. on Saturdays excluding nationally recognized holidays.

(f) "Proportionate Share" means the amount so designated on the Office Lease Facing Page, attached hereto and calculated by dividing the Total Rentable Area as set forth on the Facing Page by 95% of the Total Rentable Area of the Building.

(g) "Public Areas" means and shall include all square feet or areas on the floor less the Net Rentable square feet and less public stairs, public elevator shafts, flues, stacks, pipe shafts, vertical ducts and vents.

(h) "Rent", as the term is used throughout this Lease, shall denote the "Base Rent," as is hereinafter defined, plus all other financial obligations of the Tenant hereunder which are herein described as "Additional Rental" or "Additional Rent."

(i) "Term" means the number of months in the Lease Period, set forth on the Office Lease Facing Page attached hereto, to be computed from 12 o'clock noon on the Commencement Date and expiring at 12 o'clock noon the last day of such Lease Term.

(j) "Total Rentable Area of the Leased Premises" means the total square feet of the Net Rentable Area of the Leased Premises and Tenant's Proportionate Share of the Public Areas on a multiple-tenancy floor; or the total square feet of the Net Rentable Area on a single-tenancy floor.

(k) "Total Rentable Area of the Building" shall mean 754,288 square feet, which is 95% of the rentable area of the Building.

3.    TERM OF LEASE

3.01 Tenant shall have the right to have and hold the Leased Premises for and during the Term subject to the payment of the Base Rent and the Additional Rent and the full and timely performance by Tenant of the covenants and conditions hereinafter set forth. In the event that the Commencement Date has not occurred on or before December 15, 2006, then this Lease may be terminated by either party upon delivery of written notice to the other party, and in such event both parties hereto shall be released from all obligations hereunder; provided, however, that in the event the delay in the commencement of the Term is due to a Tenant Delay (hereinafter defined) Tenant shall not have the right to elect to terminate this Lease pursuant to the provisions of this Section 3.01. In the event that the actual Commencement Date of the Lease is other than as set forth on the Office Lease Facing Page, Landlord and Tenant shall execute a Lease Term Agreement in the form attached hereto as Exhibit C.

4.    BASE RENT

4.01 Tenant covenants and agrees to timely pay without notice, deduction, set-off or abatement to the Landlord, except as otherwise expressly provided in this Lease, at DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, A/R DEPARTMENT, DENVER, COLORADO 80256-0165, or such other address as Landlord may notify Tenant of in writing not less than thirty (30) days prior to the effective date of the change in address, yearly and every year during the Term hereof, the annual Base Rent, in lawful money of the United States, payable in monthly installments set forth on the Office Lease Facing Page, attached hereto, each month, in advance on the tenth (10th) day of each month during the Term hereof. If the Term hereof commences on any day other than the first day of the month, Base Rent for the fractions of a month at the commencement of the Term shall be adjusted pro rata on a per diem basis using a thirty (30) day month.

5.    COMMENCEMENT AND CONDUCT OF BUSINESS

5.01 Tenant shall occupy the Leased Premises in a reputable manner and in compliance with the provisions of this Lease and the requirements of all applicable governmental laws and regulations.

6.    QUIET ENJOYMENT

6.01 Landlord covenants that if, and so long as Tenant performs each and every covenant, agreement, term, provision and condition of this Lease on the part and on behalf of Tenant to be kept and performed, Tenant shall quietly enjoy its rights under this Lease without hindrance or molestation by Landlord, subject to the covenants, agreements, terms, provisions and conditions of this Lease.

7.    SERVICES

7.01 Standard Services .

(a) Climate Control. Subject to any applicable law, rule, or governmental order or regulation, Landlord shall provide climate control to the Leased Premises during Normal Business Hours to maintain a temperature adequate for comfortable occupancy, except during the making of repairs, alterations or improvements, provided that the recommendations of Landlord's engineer regarding occupancy and use of the Leased Premises are complied with by Tenant, and provided that the Landlord shall have no responsibility or liability for failure to supply climate control service when stopped as aforesaid or when prevented from doing so by strikes or any cause beyond the Landlord's reasonable control, including failure of any utility company to provide the Building with appropriate utility service. The Tenant acknowledges that the Landlord has installed in the Building a system for the purpose of climate control, which system is designed to heat and cool during normal occupancy of the Leased Premises as general offices on the basis of the recommendation of Landlord's engineer regarding occupancy and use of the Leased Premises and based upon the window shading (which shading shall, unless otherwise consented to by Landlord, be uniform in the Building) being fully closed in those offices having exterior windows exposed to the sun and without regard to the Tenant's specific use thereof or the installation of any computers or data processing equipment.

(b) Elevator Service.

(1) Subject to the Rules and Regulations referred to in Section 13.01, the Landlord shall furnish to the Building in which the Leased Premises are located, except when repairs are being made, elevator service during Normal Business Hours, provided that the Tenant, its employees and all other persons using the same shall do so at their own risk.

(2) There shall be no liability on the Landlord for any claim in respect of any failure by the Landlord to provide elevator service during any power failure or other cause beyond the control of the Landlord or by reason of the carrying out of any repairs, maintenance, or replacement of elevators, nor shall there be, as a result of the foregoing, any repayment of or reduction or abatement in the rent reserved hereby.

(c) Janitorial Services. The Landlord shall cause, when reasonably necessary from time to time, the floors to be swept or vacuumed and windows to be cleaned and the desks, tables and other furniture of the Tenant to be dusted, trash removed (waste baskets), and replacement of fluorescent bulbs in Building standard lighting fixtures, all in keeping with a first class office building, provided, however, that Landlord shall not be responsible for any act of omission or commission on the part of the person or persons employed to perform such work; such work shall be done at the Landlord's direction without interference by the Tenant, its servants or employees.

(d) Water and Electricity. Subject to any law, rule or governmental order or regulation, the Landlord shall make available domestic water and, if available, at Landlord's discretion, condenser water, in reasonable quantity and cause electric current to be supplied for lighting the Leased Premises and public halls and for the operation of office equipment, subject to the provisions of Sections 9 and 10 hereof.

7.02 Additional Services. The following services are being provided to the Leased Premises in addition to the standard services described in Section 7.01 above ("Additional Services") and the costs and expenses incurred by Landlord will be charged directly to Tenant as an Additional Services Charge and will not be included in the Operating Expenses for the Building:

(a) Climate Control Alterations. Any use of the Leased Premises not in accordance with the design standards or arrangement of partitioning which interferes with the normal operation of the climate control system described in subsection 7.01(a) above may require changes or alterations in the system or ducts through which the same operates. Any changes or alterations so occasioned, if such changes can be accommodated by the Landlord's equipment, shall be made by the Tenant at its cost and expense but only with the prior written consent of the Landlord, first had and obtained (which consent shall not be unreasonably withheld, conditioned or delayed), and in accordance with drawings and specifications and by a contractor first approved in writing by the Landlord, at Tenant's cost and expense. If Tenant shall install, or cause to have installed partitions, equipment or fixtures after the Leased Premises have been balanced originally and such installation necessitates the re-balancing of the climate control equipment in the Leased Premises, the same will be performed by the Landlord at the Tenant's expense as Additional Services payable on demand, or Landlord may bill Tenant for such services with other Additional Services. The Tenant acknowledges that one (1) year may be required after the Tenant has fully occupied the Leased Premises in order to adjust and balance the climate control systems.

(b) Excess Utility Use. If the Tenant's equipment requires utilities in excess of normal quantities set forth in Sections 9 and 10 of this Lease, any facilities to supply excess quantities, including, without limitation, additional risers, cabling, pipelines, or conduits, may be provided by the Landlord at the sole expense of the Tenant as Additional Services, and in accordance with Sections 9 and 10, subject to the following conditions:

(1) the Landlord's certified electrical engineer or other consultants shall determine that such excess facilities are required by the Tenant's equipment;

(2) it is within the capabilities of the Landlord and the existing structure to provide such excess utilities;

(3) the Landlord shall have the right of refusal to supply in the event that the supplying of additional facilities shall in any way affect the operation of, the aesthetics of or structure of the Building, or in any way reduce the efficiency of existing electricity, water or other utility supplied to the Building as a part of the whole thereof;

(4) the supplying of additional facilities in order to make the required utilities available to the Tenant shall be subject to compliance with all provisions of law including, without limitation, federal legislative enactments, ordinances and other governmental or municipal regulations which shall in any way relate to the work necessary to be undertaken to make said utilities available; and

(5) the Tenant shall pay to the Landlord the cost of such excess services as Additional Services from time to time upon demand, or Landlord may bill Tenant for such services with other Additional Services, such excess services cost to be determined by the Landlord's certified, professional engineer for the supply of condenser water to the Leased Premises.

(c) Non-Standard Equipment. In the event Tenant’s use of the Leased Premises includes the use of existing, or the installation of any new machines, equipment, or devices in the Leased Premises that do not constitute standard office equipment provided or available to all tenants of the Building, including, without limitation, refrigerators, dishwashers, garbage disposals, air conditioning units, heating units, computers, water heaters, and such other machines, equipment, or devices ("Non-Standard Equipment"), the maintenance, repair and replacement of all such Non-Standard Equipment located in the Leased Premises, regardless of whether such Non-Standard Equipment existed in the Leased Premises on the Commencement Date or such Non-Standard Equipment was placed in the Leased Premises after the Commencement Date, shall be made by Tenant at Tenant’s sole cost and expense. In the event Tenant fails to maintain, repair or replace any Non-Standard Equipment located in the Leased Premises, after ten (10) days written notice of such failure from Landlord, Landlord shall have the option (but not the obligation) to enter the Leased Premises to undertake the necessary maintenance, repairs or replacements of such Non-Standard Equipment and Tenant shall reimburse Landlord for all of Landlord’s costs and expense incurred in such maintenance, repair or replacement as Additional Rent.

(d) Excess Janitorial Services. If Tenant requires any janitorial or cleaning services in excess of the amounts provided by Landlord according to subsection 7.01(c) (such as cleaning services beyond normal office janitorial services for kitchens, computer rooms, or other special use areas and carpet cleaning), Landlord will provide such excess services to Tenant within a reasonable period after Tenant's request is made to the manager of the Building, provided that such excess services are available from Landlord's regular janitorial or cleaning contractor. Tenant will pay the cost of such excess services as Additional Services. Landlord will also provide, within a reasonable period after Tenant's request is made to the manager of the Building, or at Tenant's cost and to the extent available to Landlord, replacement of bulbs, tubes, or ballasts in any Building non-standard lighting fixtures in the Leased Premises. Tenant will pay the costs of such services as Additional Services.

(e) Excess Services. If Tenant requires any work, service, or materials performed for, or facilities or materials furnished to Tenant, to a greater extent or in a manner more favorable to Tenant than those performed for or furnished to other tenants of the Building, including, but not limited to, supplying paper towels, restocking recycling containers, hanging pictures or whiteboards, providing extra keys to the Leased Premises and any other work or services which relate to Tenant's use of the Leased Premises, Landlord will provide such excess services to Tenant within a reasonable period after Tenant's request is made to the manager of the Building provided that such excess services are available from the manager of the Building, or the contractors already retained by the manager of the Building. Tenant will pay the cost of such excess services as Additional Services.

7.03 Interruption of Service . Tenant agrees that Landlord shall not be liable for failure to supply any such heating, air conditioning, elevator or janitor services or electric current during any period when Landlord uses reasonable diligence to supply such services or current. It is understood that Landlord reserves the right to temporarily discontinue such services, or any of them, or such current at such time as may be necessary by reason of accident, unavailability of employees, repairs, alterations or improvements or whenever by reason of strikes, lockouts, riots, acts of God or any other happening beyond the control of Landlord. Landlord shall not be liable for damages to persons or property for any such discontinuance, nor shall such discontinuance in any way be construed as eviction of or cause an abatement of rent or operate to release Tenant from any of the Tenant's obligations hereunder. Landlord's obligation to furnish services or current shall be conditioned upon the availability of adequate energy sources from the public utility companies then servicing the downtown area of the City and County of Denver. Landlord shall have the right to reduce heating, cooling or lighting within the Leased Premises and in the public areas in the Building as required by any mandatory or voluntary fuel or energy program. Landlord shall have the right to enter upon the Leased Premises at all reasonable times after reasonable oral notice in order to make such repairs, alterations or adjustments as shall be necessary in order to comply with the provisions of any mandatory or voluntary fuel or energy saving allocation or similar statute, regulation or program. Notwithstanding the foregoing provisions of this Section 7.03, Base Rent shall be abated as provided below in the case Landlord fails to provide a service which Landlord has agreed to provide under this Section 7.02, if (i) the provision of the interruption of the service is within the reasonable control of Landlord, (ii) if such interruption continues for seven (7) consecutive business days, and (iii) as a result of such interruption Tenant is not able to use the Leased Premises (or the affected portion thereof) for the operation of Tenant’s business. In the event of the occurrences of the foregoing, the Base Rent for the Leased Premises (or, if only a portion of the Leased Premises is affected, prorated for such portion) shall be abated commencing on the eighth (8th) business day of such disruption until the service in question has been restored.

7.04 Telephone Service Paid by Tenant . Tenant shall separately arrange with the applicable local public authorities or utilities, as the case may be, for the furnishing of, and payment for all telephone services as may be required by Tenant in the use of the Leased Premises. Tenant shall directly pay for such telephone services, including the establishment and connection thereof, at the rates charged for such services by said authority or utility and the failure of Tenant to obtain or to continue to receive such services for any reason whatsoever shall not relieve Tenant of any of its obligations under this Lease.

8.    BUSINESS TAXES, ETC.

8.01 Tenant shall fully and timely pay all business and other taxes, charges, rates, duties, assessments and license fees levied, rates imposed, charged or assessed against or in respect of the Tenant's occupancy of the Leased Premises or in respect of the personal property, trade fixtures, furniture and facilities of the Tenant or the business or income of the Tenant on and from the Leased Premises, if any, as and when the same shall become due, and to indemnify and hold Landlord harmless from and against all payment of such taxes, charges, rates, duties, assessments and license fees and against all loss, costs, charges and expenses occasioned by or arising from any and all such taxes, rates, duties, assessments and license fees.

8.02 Tenant shall promptly deliver to Landlord for inspection at Landlord's option, upon written request of the Landlord, receipts for payment of all taxes, charges, rates, duties, assessments and licenses in respect of all improvements, equipment and facilities of the Tenant on or in the Leased Premises which were due and payable up to one (1) year prior to such request, and in any event to furnish to the Landlord, if requested by the Landlord, evidence, satisfactory to the Landlord of any such payments.

9.    METERS

9.01 Tenant shall pay as an Additional Services Charge, on demand, or Landlord may bill Tenant for such services with other Additional Services, the cost of any metering which may be requested by the Tenant to be installed by the Landlord in the Building for the purpose of determining any utility (including electricity and water) consumed in the Leased Premises or any metering which may be required by the Landlord to measure any excess usage of electricity, water or other utility or energy.

10.    USE OF ELECTRICITY

10.01 Tenant's use of electricity in the Leased Premises shall be for the operation of building standard lighting, electrical fixtures, desk-top computers and other office machines and lamps and shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Leased Premises.

10.02 In order to ensure that such capacity is not exceeded and to avert possible adverse effect upon the Building's electrical services, the Tenant shall not, without the Landlord's prior written consent in each instance, connect any additional fixtures, appliances or equipment (other than normal office electrical fixtures, lamps, desk-top computers and similar office machines) to the Building's electrical distribution system or make any alterations or additions to the electric system of the Leased Premises existing at the commencement of the Term. If the Landlord grants such consent, the cost of all additional risers and other equipment required therefor shall be charged to Tenant as an Additional Services Charge and paid by Tenant to Landlord upon demand, or Landlord may bill Tenant for such services with other Additional Services. Furthermore, Tenant shall, at Landlord's option, pay on demand as Additional Services, the cost of any electric current or other energy for the operation of heavy accounting equipment, copy equipment, computer equipment or other equipment requiring more than is necessary for normal business office use as determined by the Landlord.

11.    REPAIRS AND MAINTENANCE

11.01 If the Building, the elevators, boilers, engines, pipes and other apparatus, or members or elements of the Building (or any of them) used for the purpose of climate control of the Building or operating the elevators, or if the water pipes, drainage pipes, electric lighting or other equipment of the Building or the roof or outside walls of the Building or parking facilities of Landlord become damaged or are destroyed through the negligence, carelessness or misuse of the Tenant, its servants, agents, employees or anyone permitted by Tenant to be in the Building, or through Tenant, then the cost of the necessary repairs, replacements or alterations shall be borne by the Tenant who shall forthwith pay the same on demand to the Landlord as Additional Rent.

11.02 Tenant shall keep the Leased Premises in as good order, condition and repair as when they were entered upon, loss by fire or other casualty (unless caused by the negligence of Tenant, its agents, employees or invitees or the gross negligence or willful and wrongful acts of Landlord), unavoidable accident or ordinary wear and tear excepted. If Tenant fails to keep the Leased Premises in such good order, condition and repair as required hereunder to the satisfaction of Landlord, Landlord may restore the Leased Premises after three (3) business days prior written notice to Tenant (except in the event of an emergency or in the event there is a threat to the continuance of any insurance coverage in which case no prior written notice shall be required) to such good order and condition and make such repairs without liability to Tenant for any loss or damage that may accrue to Tenant's property or business by reason thereof, and upon completion thereof, Tenant shall pay to Landlord, as Additional Rent, upon demand, the cost of restoring the Leased Premises to such good order and condition and of the making of such repairs.

11.03 Tenant shall deliver, at the expiration of the Term hereof or sooner upon termination of the Term, the Leased Premises in good repair as aforesaid and in a state of broom cleanliness. In the event Tenant fails to vacate the Leased Premises on a timely basis as required, Tenant shall be responsible to Landlord for all costs incurred by Landlord as a result of such failure, including, but not limited to, any amounts required to be paid to third parties who were to have occupied the Leased Premises.

11.04 Tenant shall leave the Leased Premises at the end of each Business Day in a reasonably tidy condition for the purpose of allowing the performance of the Landlord's cleaning services hereinabove described.

11.05 Landlord shall (subject to Articles 31 and 32 and Landlord's rights under Article 54 and except for ordinary wear and tear) maintain the exterior walls and roof and load bearing elements of the Building and perform routine maintenance in the Common Areas (hereinafter defined). Except for load bearing elements of the Building located within the Leased Premises, Landlord shall not be required to maintain or repair any portions of the Leased Premises.

12.    ASSIGNMENT, SUBLETTING, PARTING WITH POSSESSION

12.01 Tenant shall not, without the prior written consent of Landlord (which shall not be unreasoanbly withheld in the case of an assignment or subletting), (i) assign, convey or mortgage this Lease or any interest hereunder except to an Affiliate (hereinafter defined) who is not a Prohibited Entity (hereinafter defined); (ii) suffer to occur or permit to exist any assignment of this Lease to an entity which is not an Affiliate ("Non-Affiliate"), or any lien upon Tenant's interest hereunder, whether voluntarily, involuntarily or by operation of law; (iii) sublet the Leased Premises or any part thereof to a Non-Affiliate; (iv) permit the use of the Leased Premises by any parties other than Tenant, its Affiliates and their respective employees. Any such action on the part of Tenant without Landlord's consent, shall be void and of no effect. Landlord's consent to any assignment, subletting or transfer or any assignment, subletting or transfer permitted in this Article 12, or Landlord's election to accept any assignee, subtenant or transferee as the tenant hereunder and to collect rent from such assignee, subtenant or transferee shall not release Tenant or any subsequent tenant from any covenant or obligation under this Lease. Landlord shall be entitled to withhold consent to a proposed assignment arbitrarily if Landlord exercises the right hereinafter set out in Section 12.03. Landlord shall respond to a request by Tenant to sublet or assign within ten (10) business days after Landlord's receipt of such request and information pertaining to the proposed subtenant or assignee required under this Article 12. The sale of fifty percent (50%) or more of the stock of Tenant, if Tenant is a corporation, shall constitute an assignment of the Lease for purposes of this Section 12.01. Consent of the Landlord to an assignment or subletting shall not in any way be construed to relieve the Tenant from obtaining the consent of the Landlord to any further assignment or subletting. Without limitation of the circumstances in which Landlord's withholding of consent to an assignment or subletting shall not be unreasonable, it shall not be unreasonable for Landlord to withhold its consent if the reputation, financial responsibility, or business of the proposed assignee or subtenant is unsatisfactory to Landlord, or if Landlord deems such business to be not consonant with that of other tenants in the Building, or if the intended use by the proposed assignee or subtenant conflicts with any commitment made by Landlord to any other tenant in the Building, or if in Landlord's reasonable judgment the assignment or subletting will have financial consequences adverse to Landlord's interest, or if the proposed assignee or subtenant is a Prohibited Entity. Tenant shall not publish or otherwise disseminate any written advertising material in connection with any proposed assignment or sublease of all or any portion of the Leased Premises (the "Advertising") without Landlord's prior written approval of the same, which approval shall not be unreasonably withheld; provided, however, that no Advertising shall contain any reference to the price to be charged in connection with any proposed assignment or sublease.

12.02 For the purposes of this Lease, the following terms shall have the following meanings:

(a) Affiliate shall mean (i) any person or entity which, directly or indirectly, controls Tenant or is controlled by Tenant or is under common control with Tenant, (ii) any successor to Tenant by merger, consolidation or other operation of law, (iii) any person or entity to whom all or substantially all of the assets of Tenant are conveyed, or (iv) any person or entity purchasing the business which Tenant conducts at the Leased Premises.

(b) "Prohibited Entity", unless otherwise agreed in writing by Landlord, shall mean (i) a governmental or a governmental subdivision, instrumentality or agency, (ii) a school, college or university, (iii) an employment, recruitment or temporary help service or agency, (iv) a collection agency, (v) any entity or an affiliate thereof which has previously defaulted in the performance of its obligations under a lease concerning any portion of the Building, (vi) any tenant or subtenant of the Building, or (vii) any person or entity or any of their affiliates, with whom Landlord, or any affiliate of Landlord, has negotiated to lease space in the Building within the six month period preceding Tenant's request for an assignment or sublease. Tenant further agrees that it shall not (1) solicit offers for or negotiate to assign the Lease or to sublet any portion of the Leased Premises to a Prohibited Entity; or, (2) permit any announcement or communication to be made to a Prohibited Entity (including, but not limited to the delivery of any Advertising) indicating that the Lease is available for assignment or any portion of the Leased Premises is available for subletting.

12.03 If Tenant requests Landlord's consent to an assignment of this Lease or to a subletting of the whole or any part of the Leased Premises to a Non-Affiliate, Tenant shall submit to Landlord a written statement, including, without limitation, the name of the proposed assignee or subtenant, a description of the terms and conditions of the proposed assignment or sublease, including the amount of rent Tenant will be charging the proposed assignee or subtenant, and such information as to the nature of its business and its financial responsibility and standing as Landlord may reasonably require, and the effective date of the proposed assignment. Upon receipt of such request and information from Tenant, Landlord shall have the right exercisable by notice in writing within fourteen (14) days after such receipt to cancel and terminate this Lease if the request is to assign this Lease or to sublet all of the Leased Premises or, if the request is to assign or sublet a portion of the Leased Premises to cancel and terminate the Lease with respect to such portion, in each case as of the date set forth in Landlord's notice of exercise of such right, which shall be neither less than sixty (60) nor more than one hundred and twenty (120) days following the giving of such notice. If Landlord shall exercise such right Tenant shall surrender possession of the entire Leased Premises or the portion which is the subject of the right, as the case may be, on the date set forth in such notice in accordance with the provisions of this Lease relating to surrender of the Leased Premises at the expiration of the Term. If this Lease shall be cancelled as to a portion of the Leased Premises only, the Rent payable by the Tenant under this Lease shall be abated proportionately. Tenant shall notify Landlord in writing of any subletting or assignment to an Affiliate, Tenant shall submit to Landlord a statement containing the name, address and affiliation of the proposed subtenant or assignee to the Tenant, the terms of the proposed sublease or assignment and financial and other information with respect to the proposed assignee or subtenant as Landlord may reasonably request.

12.04 If the Tenant is a corporation or if this Lease with the consent of the Landlord as aforesaid is assigned to a corporation, and if any time during the Term hereof, any part or all of its corporate shares or voting rights of shareholders shall be transferred by sale, assignment, bequest, inheritance, trust, operation of law or other disposition, or shares be issued so as to result in a change in the control of said corporation by reason of ownership of greater than fifty percent (50%) of the voting shares of the corporation or otherwise, then and so often as such a change of control shall occur, the Tenant shall notify the Landlord in writing of such changes and the Landlord shall have the right to terminate this Lease and the Term, at any time after such change of control by termination, provided such corporation is controlled by a Non-Affiliate. Once each Calendar Year (as hereinafter defined), the Tenant shall, upon request of the Landlord, make available to the Landlord for inspection or copying or both, all books and records of the Tenant which, alone or with other data, show the applicability or inapplicability of this Section 12.04. If any shareholder of the Tenant shall, upon request of the Landlord fail or refuse to furnish to the Landlord any data verified by the affidavit of such shareholder or other credible person, which data, alone or with other data, show the applicability of Section 12.04, then the Landlord may terminate this Lease on sixty (60) day's notice as aforesaid. This Section 12.04 shall not apply to the Tenant if on and from the date of this Lease the control of the Tenant is represented by shares listed on a national stock exchange or the NASDAQ Quotation System.

12.05 Contemporaneously with any request or proposal by Tenant to sublet or assign any part of this Lease, Tenant shall pay all costs, including reasonable attorneys' fees, incurred by Landlord in connection with Landlord's investigation of any financial or other information of the proposed assignee or subtenant. The payment of such costs shall not obligate Landlord in any way to consent to any proposed assignment or subletting nor shall the amount of costs paid by Tenant be applied or used as a set-off to any amounts due or to become due by Tenant to Landlord.

12.06 If Landlord fails to exercise its termination right and its right to withhold its consent as set forth in the preceding sections of this Article 12, Tenant shall pay to Landlord fifty percent (50%) of all profit derived by Tenant from the assignment or sublease ("Sublease Profit"). Tenant shall not be required to pay any Sublease Profit derived by Tenant from an assignment or sublease with an Affiliate. In determining Sublease Profit Tenant shall only be permitted to deduct (i) leasing commissions and brokerage fees paid by Tenant, (ii) cost and expense of the construction of public corridors, (iii) reasonable advertising expenses, (iv) reasonable attorneys' fees incurred in connection with the preparation of such sublease or assignment, (v) the cost of tenant improvements to the Leased Premises and other tenant incentives (e.g., moving allowances and architectural or design allowance) and (vi) any other reasonable out-of-pocket costs paid by Tenant and which are directly attributable to such assignment or sublease. Whenever requested by Landlord, Tenant shall furnish Landlord with a statement, certified by Tenant's chief financial officer as true, correct and complete, setting forth in detail the computation of profit (which computation shall be based upon generally accepted accounting principles), and Landlord, or its representatives, shall have a right of access to the books, records and papers of Tenant in relation thereto, and to make copies thereof. Such percentage of Tenant's profits shall be paid to Landlord promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such assignee or subtenant or at such other earlier time as Tenant shall realize its profits from such assignment or sublease.

12.07 Notwithstanding anything to the contrary contained herein, if Tenant, as a debtor-in-possession (the"DIP"), or a trustee for the estate in bankruptcy of Tenant (the "Trustee"), assumes this Lease and proposes to assign this Lease, or sublet the Leased Premises (or any portion thereof), pursuant to the provisions of the Federal Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") to any person, partnership, corporation or other entity (the "Proposed Assignee"), then such assumption of this Lease and any such assignment or sublease shall be subject to all of the following:

(a) If the rental agreed upon between the DIP or the Trustee, as the case may be, and the Proposed Assignee under any proposed assignment or sublease of the Premises (or any part thereof) is greater than the rental rate that Tenant must pay Landlord hereunder for that portion of the Leased Premises that is subject to such proposed assignment or sublease, or if any consideration shall be received by the DIP or the Trustee, as the case may be, in connection with any such proposed assignment or sublease, then all such excess rental or such consideration shall be paid or delivered to Landlord, and shall not constitute property of the DIP, the Trustee, or of the estate of Tenant, as the case may be, within the meaning of the Bankruptcy Code; and

(b) Any proposed assignment or sublease of this Lease by the DIP or the Trustee, as the case may be, pursuant to provisions of the Bankruptcy Code shall provide adequate assurance of future performance under this Lease by the Proposed Assignee, which adequate assurance shall include, as a minimum, the following: (i) any Proposed Assignee of the Lease shall deliver to Landlord a security deposit in an amount equal to at least three (3) monthly installments of Base Rent accruing under this Lease; (ii) any Proposed Assignee of the Lease shall provide to Landlord an unaudited financial statement, certified to be accurate by such Proposed Assignee or by an officer, director or partner thereof and dated no later than six (6) months prior to the effective date of such proposed assignment or sublease, which financial statement shall show, the Proposed Assignee to have a net worth equal to at least the Rent that shall accrue under this Lease for the next year of the Term; (iii) any Proposed Assignee shall pay all Rent not previously paid under this Lease including all payments which have been suspended, mitigated, nullified or reduced to a claim of any kind against Tenant or the Tenant's property, by operation of law or otherwise; and (iv) any Proposed Assignee shall assume Tenant's obligation to pay Landlord's attorneys' fees pursuant to the provisions of this Lease.

This Section 12.07 shall not apply to any assignment or sublease other than pursuant to the provisions of the Bankruptcy Code, nor shall it in any way limit Landlord's right to damages or other relief in a proceeding under the Bankruptcy Code.

13.    RULES AND REGULATIONS

13.01 Tenant and employees and all persons visiting or doing business with the Tenant in the Leased Premises shall be bound by and shall observe the reasonable Rules and Regulations promulgated from time to time by the Landlord relating to the Building or the Leased Premises of which notice in writing shall be given to the Tenant and all such rules and regulations shall be deemed to be incorporated into and be a part of this Lease. Tenant acknowledges that attached hereto as Exhibit B and incorporated herein by this reference are the current Rules and Regulations promulgated by the Landlord for the Building. Any default in the performance or observance of such rules and regulations shall be a default hereunder and Landlord shall have all remedies provided for in this Lease in the event of default by Tenant. Landlord, however, shall not be responsible to Tenant for nonobservance by any other tenant or person of such rules or regulations. In the event of any conflict between the provisions of the Lease and the rules or regulations, the provisions of the Lease shall prevail.

14.    USE OF LEASED PREMISES

14.01 Except as expressly permitted by prior written consent of the Landlord, the Leased Premises shall not be used other than for general business office purposes. All use of the Leased Premises shall comply with the terms of this Lease and all applicable laws, ordinances, regulations or other governmental ordinances from time to time in existence, including but not limited to the Skyline Urban Renewal Plan and the deed restriction imposed thereunder by the Denver Urban Renewal Authority.

15.    TENANT'S INSURANCE

15.01 (a) Tenant shall, during its occupancy of the Leased Premises and during the entire Term hereof, at its sole cost and expense, obtain, maintain and keep in full force and effect, and with the Tenant, the Landlord and the mortgagees of the Landlord named as beneficiaries therein as their respective interests may appear, the following types and kinds of insurance:

(i) "All Risk" or "Special Coverage Form" insurance upon property of every description and kind owned by the Tenant and located in the Building or for which the Tenant, is legally liable or installed by or on behalf of the Tenant, including, without limitation, furniture, fittings, installations, alterations, additions, partitions, fixtures and anything in the nature of a leasehold improvement in an amount not less than eighty percent (80%) of the full replacement cost thereof, and in the event that there shall be a dispute as to the amount which comprises full replacement cost, the decision of the Landlord or the mortgagees of the Landlord shall be conclusive.

(ii) Public Liability coverage with respect to the Leased Premises and Tenant's use of any part of the Building which coverage shall include the business operations conducted by the Tenant and any other persons on the Leased Premises. Insurance shall be a Comprehensive-General Liability form (including Contractual Liability) in an amount not less than $1,000,000.00 per person and $3,000,000.00 per occurrence whether involving personal injury liability, (or death resulting therefrom) or property damage liability, or a combination thereof with a minimum aggregate limit of $3,000,000.00 or such higher limits as the Landlord may reasonably require from time to time.

(iii) Any other form or forms of insurance as the Tenant or the Landlord or the mortgagees of the Landlord may reasonably require from time to time in form, in amounts and for insurance risks against which a prudent tenant would protect itself.

(iv) Business interruption insurance in such amounts as will reimburse the Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Leased Premises or to the Building as a result of such perils.

(v) If Tenant performs any work on the Leased Premises, prior to the commencement of any such work, Tenant shall deliver to Landlord certificates issued by insurance companies qualified to do business in the State of Colorado, evidencing that workmen's compensation and public liability insurance and property damage insurance, all in the amounts satisfactory to Landlord, are in force and effect and maintained by all contractors and subcontractors engaged by Tenant to perform such work.

(b) All property damage policies written on behalf of the Tenant shall contain a waiver of any subrogation rights which the Tenant's insurers may have against the Landlord and against those for whom the Landlord is, in law, responsible whether any such damage is caused by the act, omission or fault of the Landlord or by those for whom the Landlord is, in law, responsible.

(c) All policies shall be taken out with insurers acceptable to the Landlord and in form satisfactory from time to time to the Landlord. All policies shall name Landlord as an additional insured. The Tenant agrees that certificates of insurance, or, if required by the Landlord or the mortgagees of the Landlord, certified copies of each such insurance policies will be delivered to the Landlord as soon as practicable after the placing of the required insurance, but in no event later than ten (10) days after Tenant takes possession of all or any part of the Leased Premises. All policies shall contain an undertaking by the insurers to notify the Landlord and the mortgagees of the Landlord in writing not less than thirty (30) days prior to any material change, cancellation or other termination thereof.

(d) The Tenant covenants and agrees that in the event of damage or destruction to the leasehold improvements in the Leased Premises covered by insurance required to be taken out by the Tenant pursuant to subsection 15.01(a)(i), the Tenant will use the proceeds of such insurance for the purpose of repairing or restoring such leasehold improvements. Tenant shall be permitted to request modifications to the Leased Premises subject to Landlord's consent (which consent shall not be unreasonably withheld, provided such modifications do not increase the cost nor delay the completion of repairing or restoring the Leased Premises). In the event of damage to or destruction of the Building entitling the Landlord to terminate this Lease pursuant to Section 31.02 hereof, then, if the Leased Premises have also been damaged, the Tenant will pay to the Landlord all of its insurance proceeds relating to the leasehold improvements in the Leased Premises and if the Leased Premises have not been damaged, the Tenant will deliver to the Landlord, in accordance with the provisions of this Lease, the leasehold improvements and the Leased Premises.

16.    CANCELLATION OF INSURANCE

16.01 If any insurance policy upon the Building or any part thereof shall be canceled or cancellation shall be threatened or the coverage thereunder reduced or threatened to be reduced or the premium therefor increased, in any way by reason of the use or occupation of the Leased Premises or any part thereof by the Tenant or by any assignee or subtenant of the Tenant or by anyone permitted by the Tenant to be upon the Leased Premises and, if the Tenant fails to remedy the condition giving rise to cancellation, threatened cancellation, reduction of coverage, or increase in premium within forty-eight (48) hours after notice, the Landlord may, at its option, enter upon the Leased Premises and attempt to remedy such condition or demand payment of the amount of increased premium by Tenant and the Tenant shall forthwith pay the cost thereof to the Landlord as Additional Rent. The Landlord shall not be liable for any damage or injury caused to any property of the Tenant or of other located on the Leased Premises as a result of such entry. In the event that the Landlord shall be unable to remedy such condition, then Landlord shall have all of the remedies provided for in the Lease in the event of a default by Tenant. Notwithstanding the foregoing provisions of this Section 16.01, if Tenant fails to remedy as aforesaid, Tenant shall be in default of its obligation hereunder and Landlord shall have no obligation to attempt to remedy.

17.    OBSERVANCE OF LAW

17.01 Tenant shall comply with all provisions of law, including, without limitation, federal, state, county and city laws, ordinances and regulations and any other governmental, quasi-governmental or municipal regulations which relate to the partitioning, equipment operation, alteration, occupancy and use of the Leased Premises, and to the making of any repairs, replacements, alterations, additions, changes, substitutions or improvements of or to the Leased Premises. Moreover, the Tenant shall comply with all police, fire, and sanitary regulations imposed by any federal, state, county or municipal authorities, or made by insurance underwriters, and to observe and obey all governmental and municipal regulations and other requirements governing the conduct of any business conducted in the Leased Premises. Notwithstanding the foregoing, it shall be the Landlord's sole cost (subject to the provisions of Article 54) and responsibility to comply with federal, state, county and city legislative enactments, building codes and any other governmental or municipal which relate to the Building insofar as they may require changes of a structural nature in the Building, provided, nevertheless, that such changes shall be the responsibility of the Tenant if there are changes required to be made in the Tenant's improvements or partitioning whether such changes are required by reason of the nature of the use or improvements contemplated or made by the Tenant.

18.    WASTE AND NUISANCE

18.01 Tenant shall not commit, suffer or permit any waste or damage or disfiguration or injury to the Leased Premises or common areas in the Building or the fixtures and equipment located therein or thereon, or permit or suffer any overloading of the floors thereof and shall not place therein any safe, heavy business machinery, computers, data processing machines, or other heavy items without first obtaining the consent in writing of the Landlord (which consent shall not be unreasonably withheld, conditioned or delayed) and, if requested, by Landlord's superintending architect, and not use or permit to be used any part of the Leased Premises for any dangerous, noxious or offensive trade or business, and shall not cause or permit any nuisance, noise or action in, at or on the Leased Premises.

19.    ENTRY BY LANDLORD

19.01 Tenant agrees to and shall permit the Landlord, its servants or agents to enter upon the Leased Premises at any time upon reasonable oral notice to Tenant (except in the event of an emergency in which event no notice shall be necessary) making repairs, alterations or improvements to the Leased Premises or to the Building, or for the purpose of having access to the underfloor or ceiling ducts, if any, or to the access panels to mechanical shafts (which the Tenant agrees not to obstruct), and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort occasioned thereby. The Landlord, or its servants or agents may at any time and from time to time enter upon the Leased Premises to remove any article or remedy any condition which in the opinion of the Landlord, reasonably arrived at, would be likely to lead to cancellation of any policy of insurance hereof, and such entry by the Landlord shall not be deemed to be re-entry under subsection 36.01(b) hereof. The Landlord shall have the right to enter the Leased Premises in order to check, calibrate, adjust and balance controls and other parts of the heating, ventilation and climate control system at any time. The Landlord shall attempt to proceed hereunder in such manner as to minimize interference with the Tenant's use and enjoyment of the Leased Premises.

20.    INDEMNIFICATION OF LANDLORD

20.01 Tenant shall indemnify the Landlord and save it harmless from and against any and all loss (including loss of rentals payable by the Tenant or other tenants in the event of loss either directly or indirectly caused by commission or omission of Tenant), claims, actions, damages, liability and expenses in connection with loss of life, personal injury and damage to property arising from any occurrence in, upon or at the Leased Premises or any part thereof, or occasioned wholly or in part by any act or omission of the Tenant, its agents, or contractors, employees, servants, licensees, or concessionaires or invitees or by anyone permitted to be on the Leased Premises by the Tenant. In case the Landlord shall, without fault on its part, be made a party to any litigation commenced by or against the Tenant, then the Tenant shall protect and hold the Landlord harmless and shall pay all costs, expenses and reasonable attorneys' fees incurred or paid by the Landlord in connection with such litigation.

20.02 Unless caused by the gross negligence of Landlord, Tenant shall neither hold nor attempt to hold Landlord liable for any injury or damage, either proximate or remote, occurring through or caused by any repairs, alteration, injury or accident to the Leased Premises, to adjacent premises or other parts of the Building not herein demised, or for any injury or damage occasioned by gas, smoke, rain, snow, wind, ice, hail, lightning, earthquake, war, civil disorder, strike, defective electrical wiring, or the breaking or stoppage of the plumbing or sewage upon or in the Building or adjacent premises, whether said breaking or stoppage results from freezing or otherwise.

21.    EXHIBITING PREMISES

21.01 Tenant shall permit the Landlord or its agents to exhibit and show the Leased Premises to prospective tenants during Normal Business Hours of the last twelve (12) months of the Term or any renewal thereof.

22.    ALTERATIONS

22.01 Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld or conditioned, provided the alterations, improvements and/or additions (i) are not visible from outside of the Leased Premises, and (ii) do not require the modification of the electrical, plumbing or mechanical systems of the Building), make any alterations, improvements or additions to the Leased Premises. Any such consented to alterations, improvements or additions to the Leased Premises shall be completed at the sole cost and expense of Tenant, unless otherwise agreed to by Landlord as part of any consent thereto. If Landlord consents to any alterations, improvements or additions, it may impose such conditions with respect thereto as Landlord deems appropriate, including, without limitation, Landlord's approval of plans and specifications for the work (but Tenant shall not be entitled to rely upon such approval as evidencing that the plans and specifications are proper in any respect), use of Landlord's approved contractors to perform the work, insurance against liabilities which may arise out of such work, permits necessary for such work and as-built drawings upon completion of such work, and the furnishing to Landlord of such security as is determined by Landlord to be appropriate for the proper completion or such work and its completion free of mechanic's, materialmen's and similar liens or claims thereof. All work done by Tenant or its contractors shall be done in a first-class workmanlike manner, using only good grades of materials and without disturbing other tenants and shall comply with all insurance requirements and all applicable laws or ordinances and rules and regulations of governmental departments or agencies. Before proceeding with any such work, Tenant shall reimburse Landlord for Landlord's actual costs of Landlord's architects' review of Tenant's plans and specifications. Any work performed by or for Tenant shall be performed by competent workmen whose labor union affiliations are compatible with those of the workmen who may be employed in the Building by Landlord, its contractors or subcontractors, and Landlord shall have the right, at its option, and at no additional cost to Tenant, to directly supervise the work, which supervision shall be for the protection of Landlord's interest only.

22.02 If Tenant requests that Landlord, through its contractors, perform the work associated with any alteration, improvement or addition to the Leased Premises, and Landlord agrees, in its sole discretion, to perform such work, Landlord shall provide Tenant with a Tenant Work Order describing the work to be performed by Landlord and stating the total cost to Tenant for the performance of the work. Upon Tenant's acceptance of the Tenant Work Order, the total cost for the work stated therein shall become a charge or money obligation herein required to be paid by Tenant and subject to the Default and Remedies provisions of this Lease set forth in Sections 35.01 through 36.05, inclusive. All work performed by Landlord under this Section 22.02 shall be subject to the provisions of Section 22.01.

22.03 All alterations, additions or improvements made by Tenant and all fixtures attached to the Leased Premises shall become the property of Landlord and remain at the Leased Premises or, at Landlord's option (to be exercised at the time Landlord grants its approval to such alterations, additions or improvements), any or all of the foregoing shall be removed at the cost of Tenant before the expiration or sooner termination of this Lease and in such event Tenant shall repair all damage to the Leased Premises caused by the installation and/or removal thereof. Tenant shall not permit or suffer any signs advertisements or notices to be displayed, inscribed upon or affixed on any part of the outside or inside of the Leased Premises, or in the Building, except on the entrance doors of the Leased Premises, and then only of such size, color and style as Landlord may approve. Landlord shall have the right to remove unauthorized signs at Tenant's expense.

23.    GLASS

23.01 Landlord shall pay on demand the cost of replacement with as good quality and size of any glass broken on the Leased Premises, including outside windows and doors of the perimeter of the Leased Premises (including perimeter windows in the exterior walls) during the continuance of this Lease, unless the glass shall be broken by the Tenant, its servants, employees or agents acting on its behalf, in which event Tenant shall pay on demand the cost of replacement.

24.    SIGNS AND ADVERTISING

24.01 Tenant shall not install, paint, display, inscribe, place or affix any sign, picture, advertisements, notice, lettering or direction on any part of the outside of the Building or in the interior of the Leased Premises (if visible from outside the Leased Premises) or other portion of the Building. The Landlord will prescribe a uniform pattern of identification signs for tenants to be placed on the outside of the doors leading into the Leased Premises and other than such identification signs, Tenant shall not install, paint, display, inscribe, place or affix, or otherwise attach, any sign, picture, advertisement, notice, lettering or direction on the outside of the Leased Premises for exterior view without the written consent of the Landlord.

25.    NAME OF BUILDING

25.01 Tenant shall not refer to the Building by a name other than that designated from time to time by the Landlord, nor to use such name for any purpose other than that of the business address of Tenant provided that the Tenant may use the street address of the Building assigned to it by the Landlord instead of the name of the Building.

26.    SUBORDINATION AND ATTORNMENT

26.01 This Lease is subject to and subordinate to all mortgages, deeds of trust, or other security instruments (including any deed of trust and mortgage securing bonds and all indentures supplemental thereto), whether now in existence or subsequently placed on the Real Property and to all underlying, superior, ground or land leases, master leases or primary leases (all of which are hereinafter referred to collectively as "Mortgage") which may now or hereafter encumber the Real Property of which the Leased Premises are a part (the mortgagee under any such Mortgage or the lessor under any such lease is referred to herein as "Landlord's Mortgagee"), and to all or any declaration of covenants regarding maintenance or use of any areas contained in any portion of the Building , and all advances, renewals, modifications, consolidations, replacements and extensions thereof of such mortgages and leases and declaration of covenants which may now or hereafter affect the Leased Premises or any part thereof. This clause shall be self-operative and no further instrument of subordination shall be required in order for the same to be effective. Notwithstanding the foregoing, Tenant hereby appoints the Landlord, the agent, or attorney of the Tenant coupled with an interest for the purpose of executing any acknowledgment or agreement required by Landlord's Mortgagee. Tenant, hereby attorns to all successor owners of the Building, whether or not such ownership is acquired as a result of a sale, through foreclosure of a Mortgage or otherwise. If Landlord's Mortgagee shall elect to have this Lease superior to the lien of its Mortgage, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such Mortgage, whether this Lease is dated prior or subsequent to the date of said Mortgage or the date of recording thereof. With respect to any Mortgage first encumbering the Building subsequent to the Commencement Date of the Lease, upon Tenant's request, Landlord will use its good faith efforts to cause Landlord's Mortgagee to agree that so long as Tenant is not in default of its obligations under the Lease, the Lease will not be terminated and Tenant's possession of the Leased Premises will not be disturbed by the termination or foreclosure, or proceeds for enforcement, of such Mortgage.

27.    ACCEPTANCE OF PREMISES

27.01 Subject to Landlord's obligation to complete the Landlord's Work (hereinafter defined), Tenant accepts the Leased Premises “AS IS, WHERE IS AND WITH ALL FAULTS”. Tenant acknowledges that it will examine the Leased Premises before taking possession hereunder and agrees that upon so taking possession hereunder Tenant shall be conclusively deemed to have examined the Leased Premises and that the same were in good order and such taking of possession shall be conclusive evidence as against Tenant that at the time of such possession the Leased Premises were in good order and satisfactory condition (subject to latent defects), and shall be acknowledgment of satisfactory completion of any fix-up or remodeling, as the case may be which Landlord has agreed to perform.

27.02 Tenant agrees that there is no promise, representation or undertaking by or binding upon the Landlord with respect to any alteration, remodeling or redecorating of or installation of equipment or fixtures in the Leased Premises, except such, if any, as are expressly set forth in this Lease.

28.    ESTOPPEL CERTIFICATES

28.01 Tenant agrees that it shall at any time and from time to time upon not less than ten (10) days' prior notice, execute and deliver to the Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the modifications and that the same is in full force and effect as modified), the amount of the annual rental then being paid hereunder, the dates to which the same, by installment or otherwise, and other charges hereunder have been paid, and whether or not there is any existing default on the part of the Landlord of which the Tenant has knowledge and such other information reasonably required by Landlord, Landlord's Mortgagee, and the City and County of Denver.

29.    FIXTURES

29.01 Any or all installations, alterations, additions, partitions and fixtures other than Tenant's trade fixtures in or upon the Leased Premises, whether placed there by the Tenant or the Landlord, shall, immediately upon such placement, become the property of the Landlord without compensation therefor to the Tenant. Notwithstanding anything herein contained, the Landlord shall be under no obligation to repair, maintain or insure such installations, alterations, additions, partitions and fixtures or anything in the nature of a leasehold improvement made or installed by or on behalf of the Tenant. The Landlord may elect that any or all installations made or installed by or on behalf of the Tenant (other than the Landlord's Work) be removed at the end of the Lease Term and it shall be the Tenant's obligation to restore the Leased Premises to the conditions they were in previous to such alterations, installations, partitions and fixtures. Such removal and restoration shall be at the sole expense of the Tenant.

30.    LANDLORD'S INSURANCE

30.01 The Landlord covenants and agrees that throughout the Term it will insure the Building (excluding foundations and excavations) and the machinery, boilers and equipment contained therein owned by the Landlord (excluding any property with respect to which the Tenant is obliged to insure pursuant to the provisions of Section 15.01 hereof) against damage by fire and extended perils coverage in such reasonable amounts as would be carried by a prudent owner of a similar property in the same locale. The Landlord will also, throughout the Term, carry public liability and property damage insurance with respect to the operation of the Building in reasonable amounts as would be carried by a prudent owner of a similar property in the same locale. The Landlord may, but shall not be obliged to, take out and carry any other form or forms of insurance as it or Landlord's Mortgagee may reasonably determine advisable. Notwithstanding any contribution by the Tenant to the cost of insurance premiums, as provided herein, the Tenant acknowledges that it has no right to receive any proceeds from any such insurance policies carried by the Landlord and that such insurance will be for the sole benefit of Landlord with no coverage for Tenant for any risk insured against.

All property damage policies written on behalf of the Landlord shall contain a waiver of any subrogation rights which the Landlord's insurers may have against the Tenant and against those for whom the Tenant is, in law, responsible whether any such damage is caused by the act, omission or fault of the Tenant or by those for whom the Tenant is, in law, responsible.

31.    FIRES, ETC.

31.01 In the event of damage to the Leased Premises by fire, or other casualty, or damage resulting from structural defect, or damage by other casualty against which the Landlord is insured, and which is not caused by the negligence of Tenant, rent shall abate in the proportion that the unusable portion of the Leased Premises as determined by Landlord is of the Total Rentable Area of the Leased Premises until the Leased Premises are rebuilt; and the Landlord agrees that it will with reasonable diligence repair such damage under the terms hereof, unless this Lease is terminated as hereinafter provided in Sections 31.02 and 31.03.

31.02 If the Leased Premises are damaged or destroyed by any cause whatsoever, and if, in the reasonable opinion of the Landlord, the Leased Premises cannot be rebuilt or made fit for the purposes of the Tenant within ninety (90) days of the damage or destruction, the Landlord instead of rebuilding or making the Leased Premises fit for the Tenant, may at its option, terminate this Lease by giving to the Tenant, within thirty (30) days after such damage or destruction, notice of termination, and thereupon, rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid to the date of such damage and the Tenant shall immediately deliver up possession of the Leased Premises to the Landlord. Provided, however, that those provisions of this Lease which are designated to cover matters of termination and thereafter shall survive the termination hereof. In the event Landlord does not elect to terminate this Lease pursuant to this Section 31.02 and does not complete repairs or restoration within 180 days after such damage, except for delays of up to sixty (60) days caused by matters beyond Landlord's reasonable control, Tenant may terminate this Lease upon thirty (30) days prior written notice to Landlord.

31.03 Irrespective of whether the Leased Premises are damaged or destroyed, in the event that fifty percent (50%) or more of the Total Rentable Area of the Building is damaged or destroyed or made unusable by any cause whatsoever, and if, in the reasonable opinion of the Landlord the said Total Rentable Area of the Building cannot be rebuilt or made fit for the purpose of the tenants of such space within one hundred and eighty (180) days after the damage or destruction, the Landlord may, at its option, terminate this Lease by giving to the Tenant within thirty (30) days after such damage notice of termination requiring it to vacate the Leased Premises sixty (60) days after delivery of the notice of termination and thereupon, rent and any other payments for which the Tenant is liable under this Lease shall be apportioned and paid to the date on which possession is relinquished and the Tenant shall deliver up possession of the Leased Premises to the Landlord in accordance with such notice of termination.

31.04 If the fire or other casualty causing damage to the Leased Premises or other parts of the Building shall have been caused by the negligence or misconduct of Tenant, its agents, servants, or employees, or by any other persons entering the Building under express or implied invitation of Tenant and the cost of such repair is not otherwise covered by Landlord's insurance, such damage shall be repaired by Landlord at the expense of Tenant (including, without limitation, the cost of any deductibles or insurance); provided, however, that the expense of Tenant shall not exceed the greater of (i) the amount of Tenant's insurance coverage, or (ii) the amount of Tenant's insurance coverage required under this Lease.

32.    CONDEMNATION

32.01 If more than twenty percent (20%) of the Total Rentable Area of the Leased Premises shall be taken by eminent domain, or by conveyance in lieu thereof, and if such taking interferes substantially with the Tenant's use of the Leased Premises, then this Lease, at the option of either party evidenced by notice to the other given within thirty (30) days from the taking or conveyance, shall forthwith cease and terminate entirely. In the event of such termination of this Lease, then rental shall be due and payable to the actual date of such termination. If less than twenty percent (20%) of the Total Rentable Area of the Leased Premises shall be taken, or if more than twenty percent (20%) of the Leased Premises is taken and neither party terminates this Lease, this Lease shall cease and terminate as to that portion of the Leased Premises so taken as of the date of taking, and the rental thereafter payable under this Lease shall be abated pro rata from the date of such taking in an amount by which that portion of the Total Rentable Area of the Leased Premises prior to such taking. If any part of the Building or Real Property shall be taken by eminent domain, or by conveyance in lieu thereof, and if such taking substantially interferes with the Landlord's ownership or use of the Building, the Landlord, at its option, may terminate this lease as of the date of such taking. In any event, the Landlord shall receive the entire award for the land and improvements taken by condemnation and the Tenant shall not be entitled to any portion thereof.

33.    LOSS AND DAMAGE

33.01 The Landlord shall not be liable or responsible in any way for:

(a) any death or injury arising from or out of any occurrence in, upon or at the Building or for damage to property of the Tenant or others located on the Leased Premises, nor shall it be responsible in the event of damage to any property of the Tenant or others from any cause whatsoever, unless such damage, loss, injury or death results from the gross negligence or willful misconduct of the Landlord, its agents, servants, or employees or others for whom it may be responsible within the scope of their employ. Without limiting the generality of the foregoing, the Landlord shall not be liable for any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain, snow or leaks from any part of the Leased Premises or from the pipes, appliances, or plumbing works, roof, street, or subsurface of any floor or ceiling or from any other place or because of dampness or climatic conditions from any other cause of whatsoever kind. The Landlord shall not be liable for any damage whatsoever caused by any other tenant or persons in the Building, or by an occupant of adjacent property thereto, or the public, or construction of any private, public or quasi-public work. All property of the Tenant kept or stored on the Leased Premises shall be kept or stored at the risk of the Tenant only and the Tenant shall indemnify the Landlord in the event of any claims arising out of damages to the same, including any subrogation claim by the Tenant's insurers;

(b) any act or omission (including theft, malfeasance or negligence) on the part of any agent, contractor or person from time to time employed by Landlord to perform janitor services or security services, or repairs or maintenance services, in or about the Leased Premises of the Building;

(c) loss or damage, however caused, to money, securities, negotiable instruments, papers or other valuables of the Tenant; or

(d) any punitive damages or consequential damages.

34.    DELAYS

34.01 Whenever and to the extent that the Landlord shall be unable to fulfill, or shall be delayed or restricted in the fulfillment of any obligation hereunder in respect to the supply or provision of any service or utility or the doing of any work or the making of any repairs by reason of being unable to obtain the material, goods, equipment, service, utility or labor required to enable it to fulfill such obligation or by reason of any statute, law or any regulation or order passed or made pursuant thereto, or by reason of the order or direction of any administrator, controller or board, or any governmental department or officer or other authority, or by reason of not being able to obtain any permission or authority required thereby, or by reason of any other cause beyond its control whether of the foregoing character or not, the Landlord shall be entitled to extend the time for fulfillment of such obligation by a time equal to the duration of such delay or restriction, and the Tenant shall not be entitled to compensation for any inconvenience, nuisance or discomfort thereby occasioned, except as provided in Section 7.03 hereof.

35.    DEFAULT

35.01 Upon the happening of any one or more of the following events, Landlord may give notice to Tenant stating that the Term of this Lease is terminated on a date and if such notice shall be given, the Term of this Lease shall terminate on the date so stated:

(a) The failure of Tenant to timely and fully pay any installment of rent, or other charge or money obligation herein required to be paid by Tenant. Provided the first two (2) times Tenant fails to make timely payment of such amounts, Landlord shall provide Tenant written notice and Tenant shall have five (5) business days after receipt of such notice to cure the default, but after the first two (2) such instances, failure to pay timely will be an immediate default and Landlord shall have no obligation to give additional notice to Tenant or grant any cure period.

(b) The failure of Tenant to perform any one or more of its other covenants under this Lease within ten (10) days after written notice to Tenant specifying the covenant or covenants Tenant has not performed.

(c) The making by Tenant of an assignment for the benefit of its creditors.

(d) The levying of a writ of execution or attachment on or against the property of Tenant if the same is not released or discharged within thirty (30) days thereafter.

(e) The instituting of proceedings in a court of competent jurisdiction for the involuntary bankruptcy, arrangement, reorganization, liquidation or dissolution of Tenant under the Federal Bankruptcy Code (as now or hereafter in effect) or any state bankruptcy or insolvency act, or for its adjudication as a bankrupt or insolvent, or for the appointment of a receiver of the property of Tenant, and said proceedings are not dismissed, or any receiver, trustee, or liquidator appointed therein is not discharged within thirty (30) days after the institution of said proceedings.

(f) The instituting of proceedings for the voluntary bankruptcy arrangement, reorganization, liquidation or dissolution of Tenant under the Federal Bankruptcy Code (as now or hereafter in effect) or any state bankruptcy or insolvency act or if Tenant shall otherwise take advantage of any state or federal bankruptcy or insolvency act as a bankrupt or insolvent.

(g) The doing, or permitting to be done, by Tenant of any act which creates a mechanic's lien or claim therefor against the land or Building of which the Leased Premises are a part of the same is not released or otherwise provided for by indemnification satisfactory to Landlord within twenty (20) days thereafter.

(h) The abandonment or vacating of the Leased Premises for more than sixty (60) days.

(i) The failure to take possession of the Leased Premises on the term Commencement Date.

Notwithstanding any such termination, Tenant shall remain liable to Landlord as hereinafter provided in Article 36 of this Lease.

35.02 No condoning, excusing or overlooking by the Landlord of any default, breach or non-observance by the Tenant at any time or times in respect of any covenants, provisions or conditions herein contained shall operate as a waiver of the Landlord's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect such continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by the Landlord save only express waiver in writing. All rights and remedies of the Landlord in this Lease contained shall be cumulative and not alternative.

36.    REMEDIES OF LANDLORD

36.01 If an event of default set forth in Section 35.01 occurs, the Landlord shall have the following rights and remedies in addition to all other remedies, at law or in the equity, and none of the following, whether or not exercised by the Landlord, shall preclude the exercise of any other right or remedy whether herein set forth or existing at law or in equity:

(a) Landlord shall have the right to terminate this Lease by giving the Tenant notice in writing, and upon the giving of such notice, this Lease and the Term hereof as well as all the right, title and interest of the Tenant under this Lease shall wholly cease and expire in the same manner and with the same force and effect on the date specified in such notice as if such date were the expiration date of the Term of this Lease, without the necessity of re-entry or any other act on the Landlord's part. Upon termination, the Tenant shall quit and surrender to Landlord the Leased Premises as set forth in Section 11.03. If this Lease is so terminated by Landlord, Landlord shall be entitled to recover from the Tenant as damages the worth at the time of such termination of the excess, if any, of the amount of rent reserved in this Lease for the balance of the term of this Lease (which shall be calculated on the then current rent under this Lease) in excess of the then reasonable rental value of the Leased Premises for the same period plus all costs and expenses of Landlord caused by the Tenant's default.

(b) Landlord may, without demand, or notice, re-enter and take possession of the Leased Premises or any part thereof, repossess the same and expel the Tenant and those claiming through or under the Tenant, and remove the effects of any and all such persons (forcibly, if necessary) without being deemed guilty of any manner of trespass and without prejudice to any remedies for arrears of rent or preceding breach of covenants. Should the Landlord elect to re-enter as provided in this Section 36.01 or should the Landlord take possession pursuant to legal proceedings or pursuant to any notice provided for by law, the Landlord may, from time to time, without terminating this Lease, relet the Leased Premises or any part thereof for such other conditions as the Landlord may deem advisable with the right to make alterations and repairs to the Leased Premises. No such re-entry or repossession of the Leased Premises by the Landlord shall be construed as an election on the Landlord's part to terminate this Lease unless a written notice of termination is given to the Tenant by the Landlord. No such re-entry or repossession of the Leased Premises shall relieve the Tenant of its liability and obligation under this Lease, all of which shall survive such re-entry or repossession. Upon the occurrence of such re-entry or repossession, the Landlord shall be entitled to damages in the amount of the monthly rent, and any other sums, which would be payable hereunder if such re-entry or repossession had not occurred, less the net proceeds, if any, of any reletting of the Leased Premises after deducting all the Landlord's expenses in connection with such reletting, including, but without limitation, all repossession costs, brokerage commissions, legal expenses, attorney's fees, expenses of employees, alteration costs and expenses of preparation for such reletting, Tenant shall pay such liquidated damages to the Landlord on the days on which the rent or any other sums due hereunder would have been payable hereunder if possession had not been retaken. In no event shall the Tenant be entitled to receive any excess, if any, of net rent collected by the Landlord as a result of such reletting over the sums payable by the Tenant to the Landlord hereunder.

36.02 As additional security for the Tenant's performance of its obligations under this Lease, the Tenant hereby grants to the Landlord a security interest in and to all improvements, equipment and other personal property of Tenant situated on the Leased Premises as security for the payment of all rent and other sums due or to become due under this Lease. Tenant shall execute such documents as the Landlord may reasonably require to evidence the Landlord's security interest in such personal property. If the Tenant is in default under this Lease, such personal property shall not be removed from the Leased Premises (except to the extent such property is replaced with an item of equal or greater value) without the prior written consent of the Landlord. It is intended by the parties hereto that this instrument shall have the effect of a security agreement covering such personal property, and the Landlord, upon the occurrence of an event of default set forth in Section 35.01, may exercise any rights of a secured party under the Uniform Commercial Code of the State of Colorado including the right to take possession of such personal property (after ten (10) days' notice to those parties required by statute to be notified) to sell the same for the best price that can be obtained at public or private sale, and out of the money derived therefrom, pay the amount due the Landlord and all costs arising out the execution of the provisions of this section, paying the surplus, if any, to the Tenant. If such personal property, or any portion thereof, shall be offered at the public sale, the Landlord may become the purchaser thereof. In addition, all movable furniture and personal effects of Tenant not removed from the Leased Premises upon the vacation or abandonment thereof or upon the termination of this Lease or for any cause whatsoever shall conclusively be deemed to have been abandoned and may be appropriated, sold, stored, destroyed or otherwise disposed of by Landlord without notice to Tenant or any other power and without obligation to account therefor; and Tenant shall pay Landlord all expenses incurred in connection with the disposition of such property.

36.03 If the Tenant shall default in making any payment required to be made by the Tenant (other than payments of rent) or shall default in performing any other obligations of the Tenant under this Lease, the Landlord may, but shall not be obligated to, make such payment or, on behalf of the Tenant, expend such sums as may be necessary to perform such obligations. All sums so expended by the Landlord, shall bear interest thereon at the rate of eighteen percent (18%) per year, and shall be repaid by the Tenant to the Landlord on demand. No such payment or expenditure by the Landlord shall be deemed a waiver of the Tenant's default nor shall it affect any other remedy of the Landlord by reason of such default.

If any payment of rent or any other sum, or any part of any such payment, to be made by Tenant under the terms of this Lease shall become overdue for a period in excess of ten (10) days Tenant shall pay to Landlord (x) a "late charge" of $.05 for each dollar so overdue, for the purpose of defraying the expense incident to handling such overdue or delinquent payment, and (y) interest on the overdue amount at the Lease Interest Rate (defined below) from the date when such payment was due until the date paid, but in no event more than the amount or rate which is the maximum amount or rate Landlord may lawfully charge in respect of Tenant in such circumstances under applicable law. The "Lease Interest Rate" shall mean the greater of 18% per annum or such variable rate which is from time to time equal to 3% above the prime rate as stated by U.S. Bank, Denver, Colorado or its successor, or, in the absence of there being a successor to U.S. Bank, by such other bank having an office in the City of Denver, as Landlord may from time to time select. Nothing herein shall be construed as waiving any rights of Landlord arising out of any default of Tenant by reason of Landlord's accepting any such late charge or interest; the right to collect a late charge and interest is separate and apart from any other rights or remedies of Landlord after default by Tenant.

36.04 Nothing in this Lease contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages in any bankruptcy, insolvency, receivership, reorganization, or dissolution proceeding an amount equal to the maximum allowed by any statute or rule of law governing such a proceeding and in effect at the time when such damages are to be proved, whether or not such amount be greater, equal to or less than the amounts recoverable, either as damages or rent, referred to in any of the preceding provisions of this Lease.

36.05 Notwithstanding anything in this Article 36 or any other provision of this Lease to the contrary, this Lease shall not be terminated by service upon Tenant of a notice from Landlord demanding payment of rent or possession of the Leased Premises following default by Tenant, or by any action of Tenant to vacate the Leased Premises following receipt of such a notice, unless the notice served by Landlord includes a statement expressly terminating this Lease. Further, Landlord reserves the right to receive payment of all unaccrued rent for the balance of the Term originally contemplated under subsection 2.01(i) of this Lease (and any extensions or renewals thereof which Tenant shall have become bound) following service of such a notice for payment of rent or possession, or a notice terminating this Lease for Tenant's default.

37.    HOLDING OVER

37.01 If the Tenant shall continue to occupy and continue to pay Rent for the Leased Premises after the expiration of this Lease with or without the consent of the Landlord, and without any further written agreement, the Tenant shall be a tenant from month to month at a monthly Base Rent equal to one hundred twenty-five percent (125%) of the last full monthly Base Rent payment due hereunder during the first (1st) month of Tenant's holdover, and (ii) one hundred fifty percent (150%) of the last full monthly Base Rent payment due hereunder during any Tenant's holdover exceeding one (1) month, and subject to all of the additional rentals, charges, terms and conditions herein set out except as to expiration of the Lease Term.

37.02 No payments of money by Tenant to Landlord after the termination of this Lease, in any manner, or after giving of any notice (other than a demand for payment of money) by Landlord to Tenant, shall reinstate, continue or extend the term of this Lease or affect any notice given to Tenant prior to the payment of such money, it being agreed that after the service of notice or the commencement of a suit or other final judgment granting Landlord possession of said premises, Landlord may receive and collect any sums of Rent due, or any other sums of money due under the terms of this Lease, or otherwise exercise its rights and remedies hereunder. The payment of such sums of money, whether as rent or otherwise, shall not waive said notice, or in any manner affect any pending suit or judgment theretofore obtained.

38.    DIRECTORY BOARD

38.01 Within thirty (30) days after the Commencement Date, Landlord shall at its sole cost and expense install (the "Initial Installation") Tenant's name and the name of up to three (3) key employees of Tenant (provided Tenant furnishes such names to Landlord on or before the Commencement Date). Tenant shall reimburse Landlord within ten (10) days after receipt of demand for the cost incurred by Landlord to change any names on the Directory Board after the Initial Installation. The Landlord shall designate the style of such Directory Board, which shall be located in an area designated by the Landlord in the main lobby.

38.02 Landlord shall, at its sole cost and expense, adjacent to the entrance to the Leased Premises, install a Building standard sign identifying Tenant (the "Entrance Sign"). Tenant shall be permitted to install a replacement of the Entrance Sign, at its election and sole cost and expense, using a Building standard sign with Tenant's standard graphics subject to Landlord's reasonable approval.

39.    TRANSFER BY LANDLORD

39.01 In the event of a sale, lease or other transfer by the Landlord of the Building or a portion thereof containing the Leased Premises, the Landlord shall, without further written agreement, be freed, released and relieved of all liability or obligations under this Lease, subject to the provisions of Section 44.01 hereof.

40.    NOTICE

40.01 Any notice, request, statement or other writing pursuant to this Lease shall be deemed to have been given if sent by registered or certified mail, postage prepaid, return receipt requested, or nationally recognized overnight courier, to the party at the address stated below:

To Landlord:	AMERIMAR REALTY MANAGEMENT CO.-
COLORADO, as agent for Landlord
999 18th Street, Suite 1201
Denver, CO 80202

With Copy to:	Denver Place Associates Limited Partnership
210 West Rittenhouse Square, Suite 2000
Philadelphia, PA 19103

or to Tenant at the following address until occupancy of the Leased Premises and after occupancy of the Leased Premises by Tenant, at the Leased Premises:

Rancher Energy Corp.
1050 - 17th Street, Suite 1700
Denver, CO 80265
Attention: John Works

and such notice shall be deemed to have been received by the Landlord or Tenant, as the case may be, on the second business day after the date on which it shall have been so mailed.

40.02 Notice shall also be sufficiently given if and when the same shall be delivered, in the case of notice to Landlord, to an executive officer of the Landlord, and in the case of notice to the Tenant or the Guarantor, to him personally or to an executive officer of the Tenant or the Guarantor if the Tenant or the Guarantor is a corporation. Such notice, if delivered, shall be conclusively deemed to have been given and received at the time of such delivery. If in this Lease two or more persons are named as Tenant, such notice shall also be sufficiently given if and when the same shall be delivered personally to any one of such persons.

40.03 Any party may, by notice to the other, from time to time, designate another address in the United States or Canada to which notices mailed more than ten (10) days thereafter shall be addressed.

41.    GOVERNING LAW

41.01 This Lease shall be deemed to have been made in and shall be construed in accordance with the laws of the State of Colorado.

42.    LEASE ENTIRE AGREEMENT

42.01 The Tenant acknowledges that there are no covenants, representations, warranties, agreements or conditions, expressed or implied, collateral or otherwise forming part of or in any way affecting or relating to this Lease save those expressly set out in this Lease, the Facing Page and Exhibits attached hereto and that this Lease, the Facing Page and Exhibits attached hereto and the Rules and Regulations promulgated by Landlord in accordance with Section 13.01 hereof constitute the entire agreement between the Landlord and the Tenant and may not be amended or modified except as explicitly provided or except by subsequent agreement in writing of equal formality hereto executed by the Landlord and the Tenant.

43.    BINDING EFFECT

43.01 Except as expressly provided herein, this Lease shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns, and all covenants and agreements herein contained to be observed and performed by the Tenant shall be joint and several. Tenant shall look solely to the estate and interest of Landlord, its successors and assigns, in and to the Real Property or the proceeds therefrom for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord hereunder, and no other property or assets of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant's remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant's use of occupancy of the Leased Premises.

44.    SECURITY DEPOSIT

44.01 The Tenant shall keep on deposit with the Landlord at all times during the term of this Lease, the Lease Deposit ("Lease Deposit") specified on the Facing Page (subject to adjustment pursuant to the provisions of subsection 62.02(d) of the Addendum) hereof as security for the payment by the Tenant of the rent or any other sums due under this Lease and for the faithful performance of all the terms, conditions and covenants of this Lease; provided, however, that Landlord agrees to return $20,052.42 of the Lease Deposit to Tenant within thirty (30) days after the last day of the twenty-second (22nd) month of the Term, provided that Tenant has performed all of its obligations under this Lease through and including the last day of such calendar month. If at any time during the term of this Lease the Tenant shall be in default in the performance of any provision of this Lease after any required notice and expiration of any applicable cure period, the Landlord may (but shall not be required to) use the Lease Deposit, or so much thereof as necessary, in payment of any rent or any other sums due under this Lease in default, in reimbursement of any expense incurred by the Landlord and in payment of the damages incurred by the Landlord by reason of the Tenant's default. In such event, the Tenant shall, on written demand of the Landlord, forthwith remit to the Landlord a sufficient amount in cash to restore any amounts paid from the Lease Deposit. If the Lease Deposit has not been utilized as aforesaid, the Lease Deposit, or as much thereof as has not been utilized for such purposes, shall be refunded to the Tenant, without interest, upon full performance of this Lease by the Tenant. Landlord shall have the right to commingle such deposit with other funds of the Landlord. Landlord shall deliver the funds deposited herein by the Tenant to any purchaser of the Landlord's interest in the Leased Premises in the event such interest be sold, and thereupon, the Landlord shall be discharged from further liability with respect to the Lease Deposit. Notwithstanding the above provisions of this section, if claims of the Landlord exceed the Lease Deposit provided for therein, the Tenant shall remain liable for the balance of such claims.

45.    INTERPRETATION

45.01 Unless the context otherwise requires, the word "Landlord" whenever it is used herein shall be construed to include and shall mean the Landlord, its successors and/or assigns, and the word "Lease" shall be construed to include and shall mean the General Lease Provisions, the Office Lease Facing Page and any Exhibits attached hereto unless the context otherwise specifies and the word "Tenant" shall be construed to include and shall mean the Tenant, and the executors, administrators, successors and/or assigns of the Tenant and when there are two or more tenants, or two or more persons bound by the Tenant's covenants herein contained, their obligations hereunder shall be joint and several; the word "Tenant" and the personal pronouns "his" and "it" relating thereto and used therewith shall be read and construed as tenants, and "his", "her", "its" or "their", respectively, as the number and gender of the party or parties referred to each require and the number of the verb agreeing therewith, shall be construed and agree with the said word or pronoun so substituted. Time shall be of the essence in all respects hereunder.

46.    SEVERABILITY

46.01 Landlord and Tenant agree that all of the provisions of this Lease are to be construed as covenants and agreements where used in each separate paragraph hereof. Should any provision or provisions of this Lease be illegal or not enforceable, it or they shall be considered separate and severable from this Lease and its remaining provisions shall remain in force and be binding upon the parties hereto as though the said provision or provisions had never been included.

47.    INDEPENDENT COVENANTS

47.01 This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and not dependent, and Tenant shall not be entitled to any set off of the rent or other amounts owing hereunder against Landlord, if Landlord fails to perform its obligations set forth herein; provided, however, the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building or any portion thereof and an opportunity granted to Landlord and such holder to correct such violation as provided in Section 48.01 below.

48.    ADDITIONAL NOTICES

48.01 In the event of any alleged default on the part of Landlord hereunder, Tenant shall give written notice to Landlord in the manner herein set forth and shall afford Landlord a reasonable opportunity to cure any such default. In addition, Tenant shall send notice of such default by certified or registered mail, postage prepaid, to the holder of any mortgages or deeds of trust covering the Building or any portion thereof of whose address Tenant has been notified in writing, and shall afford such holder a reasonable opportunity to cure any alleged default on Landlord's behalf. In no event will Landlord be responsible for any damages incurred by Tenant including, but not limited to, lost profits or interruption of business as a result of any alleged default by Landlord hereunder. Notwithstanding the provisions of this Section 48.01, Tenant shall not be required to provide notice to Landlord as a condition of receiving the Base Rent abatement provided under Section 7.03.

49.    GOVERNMENTALLY REQUIRED IMPROVEMENTS

49.01 If any improvement or structural modification or addition to the Building is required subsequent to the commencement of the term hereof by any change in the laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building, the rent to be paid by Tenant shall be further adjusted, in such amount as Landlord's independent certified public accountants may determine so that Tenant pays its Proportionate Share of Landlord's per square foot cost (computed in the same manner as otherwise provided in this Lease) of such improvement or structural modification or addition, amortized at a market rate of return over the useful life thereof. In determining such adjustment in rent, Landlord's independent certified public accountant shall consider any cost reductions to Landlord in operating the Building resulting from such improvement or structural modification or addition. Tenant shall commence payment of any adjustment in its rent pursuant to this Section 49.01 on the first day of the month following notice thereof by Landlord.

50.    RECORDING - SHORT FORM MEMO

50.01 This Lease shall not be recorded in its entirety. If recorded by Tenant, at Landlord's option this Lease shall terminate as of the date of recording and Landlord shall have all rights and remedies provided in the case of default by Tenant hereunder. If requested by Landlord, Tenant shall execute in recordable form a short form memorandum of Lease which may, at Landlord's option, be placed of record. In addition, if requested by Landlord, Tenant shall execute a memorandum of Lease to be filed with the Colorado Department of Revenue on such form as may be prescribed by said Department within ten (10) days after the execution of the Lease or any other such memorandum so that the Landlord may avail itself of the provision of statutes such as C.R.S. §39-22-604(7)(c).

51.    REAL ESTATE BROKER

51.01 Landlord and Tenant acknowledge and agree that: (i) Landlord has been represented in connection with this Lease by Amerimar Realty Management Co.-Colorado ("Agent") and by Silverbrae Holdings, Inc. (Garth R. D. Tait and Heidi McKernan) ("Silverbrae") as Landlord's agents, and (ii) Tenant has been represented in connection with this Lease by The Staubach Company (Lindsay Brown and Tom Lepry) ("Staubach") as Tenant’s agent. Tenant agrees to indemnify, defend and hold Landlord harmless from and against any claims, for a commission or other compensation in connection with this Lease, made by any broker or finder (other than Agent, Silverbrae and Staubach) who claim to have dealt with or communicated to Tenant in connection with this Lease provided that the Landlord has not in fact retained such broker or finder. Landlord agrees to pay Agent, Silverbrae and Staubach pursuant to the terms of separate agreements, for their services rendered in connection with this Lease, and agrees to indemnify, defend and hold Tenant harmless from and against any claims, for a commission or other compensation in connection with this Lease, made by any broker or finder who claim to have dealt with or communicated to Landlord in connection with this Lease provided that Tenant has not in fact retained such broker or finder.

52.    CAPTIONS AND EXHIBITS

52.01 The captions appearing within the body of this Lease have been inserted as a matter of convenience and for reference only and in no way define, limit or enlarge the scope or meaning of this Lease or of any provision hereof. The Exhibits attached to this Lease and incorporated herein by this reference are as follows:

Addendum
Exhibit A	Leased Premises Diagram
Exhibit A-1	Layout Plans (to be attached upon completion)
Exhibit A-2	Offer Space Diagram
Exhibit B	Rules and Regulations
Exhibit C	Lease Term Agreement
Exhibit D	Parking Agreement
Exhibit E	List of Landlord's Furniture
Exhibit E-1	Form of Bill of Sale

53.    SUBSTITUTION OF OTHER PREMISES

53.01 (a) At any time after the Commencement Date, Landlord shall have the one-time right during the initial Term (and not during the Renewal Term (hereinafter defined)) to substitute for the premises then being leased or to be leased hereunder (the "Existing Premises") other premises within the North Tower or South Tower of the Complex located on or above the fourteenth (14th) floor (herein referred to as the "New Premises"), provided the New Premises are similar in an area and utility for Tenant's purposes.

(b) Tenant shall vacate and surrender the Existing Premises not later than the later of the 30th day after the date that Landlord shall notify Tenant of Landlord's intent to make the substitution in question or the 15th day after Landlord shall have substantially completed the work to be done by Landlord in the New Premises. As of the sooner of such 15th day or the date of such surrender and vacation, the New Premises shall be the Leased Premises leased under this Lease and the Existing Premises shall cease to be the Leased Premises leased under this Lease. Landlord shall (A) pay the actual and reasonable out-of-pocket expenses of Tenant's moving of its property from the Existing Premises to the New Premises, provided Tenant provides reasonable evidence of the costs incurred to Landlord, and (B) shall improve the New Premises so that they are substantially similar to the Existing Premises and promptly reimburse Tenant for its actual and reasonable out-of-pocket costs in connection with the relocation of any telephone or other communications equipment from the Existing Premises to the New Premises.

(d) Tenant shall not be entitled to any compensation for any inconvenience or interference with Tenant's business, nor to any abatement or reduction in rent, nor shall Tenant's obligations under this Lease be otherwise affected, as a result of the substitution except as otherwise provided in this Section 53.01. Tenant agrees to cooperate with Landlord so as to facilitate the prompt completion by Landlord of its obligation under this Section 53.01. Without limiting the generality of the preceding sentence, Tenant agrees to provide to Landlord promptly such approvals, instruction, plans, specifications or other information, as may be reasonably requested by Landlord.

54.	ADDITIONAL CHARGES FOR TAXES AND LANDLORD'S OPERATING EXPENSES

54.01 During each lease year of the Term (and pro rata for partial lease years) occurring after Calendar Year 2007 Tenant shall pay to Landlord "Additional Rent," which is equal to the sum of Tenant's Proportionate Share of Operating Expenses and Additional Services Charge. Such payment shall be made in equal monthly installments in advance, together with the Rent.

54.02 For purposes of this Lease, the following terms shall have the meaning hereinafter set forth:

(a) "Calendar Year" shall mean each calendar year in which any part of the Term falls, through and including the year in which the Term expires.

(b) "Common Areas" shall mean such areas and facilities of common benefit to the tenants and occupants of the complex of any portion thereof as Landlord shall make available from time to time. Landlord shall operate, manage, equip, heat, ventilate, cool, light, insure, repair and maintain the Common Areas for their intended purposes in such manner as Landlord shall in its sole discretion determine, and may from time to time change the size, location and nature of any common area, and may make installation therein, and alter, move and remove the same, and Landlord shall not be subject to liability therefor, nor shall Tenant be entitled to any compensation, or diminution or abatement of rent, nor shall any such action be deemed an actual or constructive eviction of Tenant.

(c) "Landlord's Operating Expense Contribution" shall mean the total amount of Operating Expenses (on a per rentable square foot basis) incurred by Landlord during the Calendar Year 2007.

(d) "Operating Expenses" shall mean the total costs and expenses of every kind and nature whatsoever paid or incurred by Landlord (including appropriate reserves) in connection with the ownership, operation, management, maintenance and repair of the Real Property or Building (exclusive of the costs and expenses of providing electrical and janitorial service within the leased premises of the retail tenants only located in the "Enclosed Shopping Mall," located in an area attached to the first and second floors of the Building) and, as allocated by Landlord, those paid or incurred in connection with the ownership, operation, management, maintenance and repair of any garage or other improvements the use of which is shared by the Building and one or more other buildings. Operating Expenses include, but are not limited to, the costs of utilities, insurance, Taxes, reasonable administration, general maintenance other than those costs reimbursable to Landlord by other tenants in the Building, wages and related taxes, cleaning, repairs and replacements, window washing, rubbish removal, snow removal, sewer charges, fuel, air conditioning, fire protection, signs, general landscape maintenance, operation of loudspeakers and any other equipment supplying music and any other costs, charges and expenses which, under sound management practice, would be regarded as operating expenses. Without limiting the generality of the foregoing, Operating Expenses may also include the cost of all capital improvements for the Building amortized over such number of years as Landlord may reasonably determine, with interest, at the greater of 12% per annum or two per cent (2%) over the "Prime Rate" established from time to time by U.S. Bank, Denver, Colorado or its successor, on the unamortized amount of any capital improvements which, (i) in Landlord's sole opinion, will have the effect of reducing any component cost included within Operating Expenses, (ii) are made or installed to assure compliance with all governmental rules and regulations applicable from time to time, or (iii) under generally applied real estate accounting practices may be expenses or treated as deferred expenses (and the amortization and interest so determined for each calendar year shall be included in Operating Expenses for that calendar year).

(e) "Taxes" shall mean all real estate taxes and assessments, special or otherwise, levied or assessed upon or with respect to the Real Property and Building (including without limitation, any leasehold improvements therein) and, as allocated by Landlord, those levied or assessed upon or with respect to any garage or other improvements (and their land) the use of which is shared by the Building and one or more other buildings, and ad valorem taxes for any personal property used in the operation of the Real Property and Building and all taxes levied or assessed upon or with respect to the leasing, use or occupancy of the Real Property or any part thereof or the rents or receipts paid or payable to Landlord therefrom (including, without limitation, any general gross receipts tax and any income tax levied or assessed especially with respect to real property or any type of real property which includes the Real Property), which Landlord shall become obligated to pay or which could become liens on the Real Property. Should the State of Colorado, or any political subdivision thereof, or any other governmental authority, impose a tax, assessment, charge or fee, which Landlord shall be required to pay, wholly or partially in substitution for any of the above Taxes, all such taxes, assessments, fees or charges shall be deemed to constitute Taxes hereunder but shall be computed as if the Real Property and any other shared use real property referred to in this subsection was the only real property of Landlord. "Taxes" shall include all fees and costs, including attorneys' fees, appraisals and consultants' fees, incurred by Landlord in seeking to obtain a reduction of, or a limit on, any increase in any Taxes (regardless or whether any reduction or limitation is obtained). The amount of any refund of Taxes received by Landlord shall be credited against Taxes for the year in which such refund is received.

(f) "Proportionate Share of Operating Expenses" shall be the product of: (i) the excess of total Operating Expenses over Landlord's Operating Expense Contribution multiplied by (ii) the Proportionate Share defined in subsection 2.01(f) above.

(g) "Additional Services Charge" shall mean all expenses and disbursements that Landlord incurs in connection with the ownership, operation, and maintenance of the Leased Premises, in addition to the services provided as standard to all leased premises in the Building, which Additional Services are more specifically described and defined in Section 7 above.

54.03 In determining the amount of Operating Expenses for each Calendar Year, if less than 95% of the rentable office area of the Building shall have been occupied at any time during such Calendar Year, Operating Expenses shall be deemed for such Calendar Year to be in the amount reasonably determined by Landlord to be equal to that amount of like expenses which normally would be expected to be incurred had such occupancy been 95% throughout such Calendar Year. If Landlord shall not be furnishing any particular work or service (the cost of which, if furnished by Landlord would be included in Operating Expenses) to a tenant who undertakes to itself perform or obtain such work or service in lieu of the furnishing thereof by Landlord, Operating Expenses shall be deemed for purposes of this Section 54 to be increased by an amount equal to the additional Operating Expenses, as reasonably determined by Landlord, which would have been incurred during such period if Landlord had at its own expense furnished such work or service to such tenant.

54.04 (a) Landlord may, from time to time, compute and furnish Tenant with a bona fide estimate of the Operating Expenses for the current or ensuing Calendar Year and the Proportionate Share of Operating Expenses and Additional Services Charge for such Year; provided, however, that such estimate shall not constitute any representation or assurance by Landlord of the amount that the actual Operating Expenses or Additional Services Charge for such year will be. Thereafter, Tenant shall pay to Landlord, on the first day of each month, together with payments of Rent, one-twelfth (1/12th) of Landlord's estimate of the Proportionate Share of Operating Expenses for that Calendar Year. With reasonable promptness after the expiration of each Calendar Year, Landlord shall furnish Tenant with a statement (hereinafter called Landlord's Expense Statement), setting forth in reasonable detail the Operating Expenses for such Calendar Year, the Proportionate Share of Operating Expenses for such Calendar Year, and Additional Services Charge. If the Proportionate Share of Operating Expenses and Additional Services Charge for such Calendar Year exceeds the amount previously paid by Tenant on account of Landlord's estimate of such expenses, Tenant shall pay to Landlord the full amount of such excess within fifteen (15) days after receipt of Landlord's Expense Statement. If the total amount paid by Tenant on account of Landlord's estimate exceeds the Proportionate Share of Operating Expenses and Additional Services Charge, such excess shall be credited against the next installment of the Proportionate Share of Operating Expenses and Additional Services Charge.

(b) Notwithstanding the foregoing, if Landlord is required to pay an amount which it is entitled to collect from the tenants of the Building, more frequently than required as of the Commencement Date or if Landlord is required to prepay any such amount, or if adjustments to the normal rate for any electric, gas or water utility bill or utility charge applicable during the first year of the Term, Tenant shall pay to Landlord upon demand Tenant's Proportionate Share of such amount calculated in accordance with this Lease.

54.05 If the Expiration Date fixed for this Lease shall occur on a date other than the end of a Calendar Year, the Proportionate Share of Operating Expenses for such year shall be prorated according to the ratio that the number of days in such Calendar Year during which the Term was in effect bears to 365; provided however, Landlord may, pending the determination of Operating Expenses for such year, furnish Tenant with a statement of estimated Operating Expenses and the Proportionate Share thereof for such partial Calendar Year. Within thirty (30) days after receipt of such statement, Tenant shall remit to Landlord, as Additional Rent, the amount of the Proportionate Share of Operating Expenses as shown on Landlord's statement, together with any Additional Services Charge which may be due. After the Operating Expenses and Additional Services Charge for such Calendar Year have been finally determined and Landlord's Expense Statement has been furnished to Tenant pursuant to Section 54.04, if there shall have been an underpayment by Tenant of the Proportionate Share of Operating Expenses or Additional Services Charge, Tenant shall remit the amount of such underpayment to Landlord within thirty (30) days after receipt of such statement, and if there shall have been an overpayment, Landlord shall remit the amount of such overpayment to Tenant within thirty (30) days after the issuance of such statement, provided that Tenant is not in default under this Lease. The expiration or termination of this Lease shall not terminate or impair Tenant's obligation to pay the Proportionate Share of Operating Expenses or the Additional Services Charge for the Calendar Year in which the Term ends.

54.06 Any statement furnished to Tenant by Landlord under the provisions of this Article 54 shall constitute a final determination as between Landlord and Tenant as to the rent set forth therein due from Tenant for the period represented thereby, unless Tenant, within 60 days after such statement is furnished, shall give a notice to Landlord that it disputes the correctness thereof, specifying in detail the basis for such assertion. Pending resolution of such dispute, Tenant shall pay all disputed amounts in accordance with the statement furnished by Landlord. Landlord agrees, upon prior written request, during normal business hours to make available for Tenant's inspection, at Landlord's offices, Landlord's books and records which are relevant to any items in dispute, provided Tenant has paid all amounts billed to Tenant on account of Tenant's Proportionate Share of Operating Expenses and Additional Services Charge.

54.07 Tenant, at Tenant's expense, shall have the right, no more frequently than once per calendar year, following fifteen (15) days' prior written notice to Landlord, to audit Landlord's books and records relating to Operating Expenses; provided that such audit must be concluded within sixty (60) days after the date such statement of Operating Expenses has been furnished to Tenant; and provided further that such audit does not unreasonably interfere with the conduct of Landlord's business. Without limitation upon the foregoing, Tenant's right to audit Landlord's books and records shall be subject to the following conditions:

(1) Such audit shall be limited to the calendar year of the applicable Operating Expense statement;

(2) Such audit shall be conducted during normal business hours and at the location where Landlord maintains its books and records;

(3) Tenant shall deliver to Landlord a copy of the results of such audit within fifteen (15) days after its receipt by Tenant;

(4) No audit shall be permitted if Tenant is in default under this Lease beyond any applicable cure period, including any failure by Tenant to pay any amount in dispute;

(5) Tenant shall reimburse Landlord within thirty (30) days following written demand for the cost of all copies requested by Tenant's auditor; and

(6) Such audit must be conducted by a qualified independent accounting or audit firm selected by Tenant and reasonably acceptable to Landlord that is not being compensated by Tenant on a contingency fee basis and which has agreed with Landlord in writing to keep the results of such audit confidential.

Unless Landlord in good faith disputes the results of such audit, an appropriate adjustment shall be made between Landlord and Tenant to reflect any overpayment or underpayment of Tenant’s Proportionate Share of Operating Expenses within thirty (30) days after delivery of such audit to Landlord. In the event of an overpayment by Tenant, Landlord shall make a cash payment to Tenant in the amount of such overpayment, or, at Landlord's option, Landlord may credit such overpayment against the remaining Base Rent. In the event Landlord in good faith disputes the results of any such audit, the parties shall in good faith attempt to resolve any disputed items. If Landlord and Tenant are able to resolve such dispute, final settlement shall be made within thirty (30) days thereafter. If the parties are unable to resolve any such dispute, any sum on which there is no longer dispute shall be paid and any remaining disputed items shall be referred to a mutually satisfactory third party certified public accountant for final resolution. The cost of such certified public accountant shall be paid by the party found to be least accurate (in terms of dollars in dispute); provided, however, in the event the resolution does not result in a finding that Landlord overstated Operating Expenses by more than five percent (5%) Tenant shall be responsible for the cost of such certified public accountant. The determination of such certified public accountant shall be final and binding and final settlement shall be made within thirty (30) days after receipt of such accountant's decision.

55.    HAZARDOUS MATERIALS

55.01 The Landlord hereby represents that to the best of its knowledge, no Hazardous Materials (as defined below) are located within the Building. In the event that Hazardous Materials are located in the Building, not as a result of Tenant's conduct, and any action is required to be taken under any Environmental Law (hereinafter defined),t hen landlord will promptly give written notice to Tenant that identifies the Hazardous Materials and the actions required to be taken and Landlord will take such action to bring the Building into compliance with applicable Environmental Laws within thirty (30) days after the requirement arises and will provide reasonable evidence of such compliance to the Tenant; provided, however, in the event such compliance or registration cannot reasonably be completed or obtained within such thirty (30) days, the Landlord will not be in default hereunder provided the Landlord commences such corrective action within said thirty (30) days and diligently pursues the same to completion.

55.02 Tenant shall not store highly flammable materials or goods, explosives, perishable foodstuffs, contraband, live animals, materials or goods which emit odors in or upon the Leased Premises. The Tenant covenants that it shall not store, use or possess nor permit the storage, use or possession of any Hazardous Substance (hereinafter defined) upon the Leased Premises. Hazardous Substance for purposes of this Lease shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea-formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum based products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances or related materials, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601, et seq. (including the so-called "Superfund" amendments thereto); the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601, et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Sections 6901, et seq.; the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Sections 5101, et seq. (formerly 49 U.S.C. 1801, et seq.); or any other similar law, rule, regulation or statute concerning the protection of the environment (collectively "Environmental Laws"). Tenant hereby covenants and agrees, at its sole cost and expense, to indemnify, protect and defend and save harmless the Landlord and any of its members, managers, employees and agents from and against any and all damages, losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, judgments, suits, actions, proceedings, costs, disbursements and expenses (including, without limitation, attorneys' and experts' fees, expenses and disbursements) of any kind or nature whatsoever which may at any time be imposed upon, incurred by or asserted or awarded against the Landlord, its members, managers, agents or employees relating to, resulting from or arising out of Tenant's failure to comply with its obligations under the foregoing section or Tenant's violation of any Environmental Law with respect to its use of the Leased Premises. Notwithstanding any provision contained in this Lease to the contrary, the indemnification provisions set forth in this Section 55.02 shall survive any expiration or termination of this Lease.

56.    TELEPHONE AND TELECOMMUNICATIONS SERVICE

56.01 (a) Tenant acknowledges and agrees that all telephone and telecommunications services ("Telecommunications Services") desired by Tenant shall be ordered and utilized at the sole expense of Tenant. Unless Landlord otherwise requests or consents in writing, all equipment, apparatus and devices, including without limitation wiring and cables, for the provisions of Telecommunications Services (the "Telecommunications Equipment") shall be and remain solely in the Leased Premises. Unless otherwise specifically agreed in writing, Landlord shall have no responsibility for the maintenance of Tenant's Telecommunications Equipment, nor for any wiring or other infrastructure to which Tenant's Telecommunications Equipment may be connected. Tenant agrees that, to the extent any Telecommunications Services are interrupted, curtailed or discontinued, Landlord shall have no obligation or liability with respect thereto and it shall be the sole obligation of Tenant, at its sole expense, to obtain substitute service.

(b) Landlord shall have the right, upon such notice as is practicable in the case of emergencies, and otherwise upon reasonable prior notice to Tenant, to interrupt or turn off telecommunications facilities in the event of emergency or as necessary in connection with repairs to the Building or installation of telecommunications equipment for other tenants of the Building.

(c) Any and all Telecommunications Equipment installed in the Leased Premises, or elsewhere in the Building by or on behalf of Tenant, including wiring and other facilities for the provision of Telecommunications Services, shall be removed by Tenant upon the expiration or earlier termination of the Term of this Lease, by Tenant at its sole expense or, at Landlord's election, by Landlord at Tenant's sole expense, with the cost thereof to be paid as Additional Rent under this Lease.

(d) If the Telecommunications Equipment is not removed within thirty (30) days of the termination or expiration of this Lease, the Telecommunications Equipment shall conclusively be deemed to have been abandoned and may be removed, appropriated, sold, stored, destroyed, otherwise disposed of, or retained and used, by Landlord without notice to Tenant, without obligation to account therefor, and without payment to Tenant or credit against any amount due from Tenant to Landlord pursuant to this Lease. Tenant shall pay to Landlord upon demand all costs of any such removal, disposition and storage of the Telecommunications Equipment, as well as all costs to repair any damage to the Building caused by such removal.

(e) In the event that Tenant wishes at any time to utilize the services of a telephone or telecommunications provider whose equipment is not then servicing the Building (a "New Provider"), no such New Provider shall be permitted to install its lines or other equipment within the Building without first securing the prior written approval of the Landlord, which approval may be withheld in Landlord's sole and absolute discretion. Landlord's approval shall not be deemed any kind of warranty or representation by Landlord, including, without limitation, any warranty or representation as to the suitability, competence or financial strength of the New Provider. Without limitation of Landlord's right to withhold consent in its sole and absolute discretion, Landlord may refuse to give its approval unless all of the following conditions are satisfied: (i) Landlord shall incur no expense whatsoever with respect to any aspect of the New Provider's provision of its services, including, without limitation, the costs of installation, materials and services; (ii) prior to commencement of any work in or about the Building by the New Provider, the New Provider shall supply Landlord with such written indemnities, insurance, financial statements, and such other items as Landlord, in its sole and absolute discretion, determines to be necessary to protect its financial interests and the interests of the Building related to the proposed activities of the New Provider; (iii) the New Provider agrees in writing to abide by such rules and regulations, building and other codes, job site rules and such other requirements as are determined by Landlord, in its sole and absolute discretion, to be necessary to protect the interest of the Building, the tenants in the Building and Landlord; (iv) Landlord determines, in its sole and absolute discretion, that there is sufficient space in the Building for the placement of all of the New Provider's equipment and materials; (v) Landlord receives from the New Provider such compensation as is determined by the Landlord, in its sole and absolute discretion, to compensate it for space used in the Building for the storage and maintenance of the New Provider's equipment, for the fair market value of the New Provider's access to the Building, and any costs which may be expected to be incurred by Landlord; and (vi) all of the foregoing matters are documented in a written agreement between Landlord and the New Provider, the form and content of which are satisfactory to Landlord in its sole and absolute discretion.

(f) Notwithstanding any provision of the preceding subsection to the contrary, the refusal of Landlord the grant its approval to any New Provider shall not be deemed a default or breach by Landlord of its obligation under this Lease, and in no event shall Tenant have the right to terminate this Lease or claim entitlement to rent abatement for Landlord's refusal to grant Tenant's request for approval of a New Provider. The provisions of this Section 56.01 may be enforced solely by Tenant and Landlord and are not for the benefit of any other party. Specifically, but without limitation, no telephone or telecommunications provider is intended to be, nor shall be deemed, a third party beneficiary of this Lease.

(g) Tenant shall not utilize any wireless communications equipment (other than usual and customary cellular telephones), including antenna and satellite receiver dishes, within the Leased Premises or the Building, without Landlord' prior written consent. Such consent shall be granted only in the sole and absolute discretion of the Landlord, and shall be conditioned in such a manner, in Landlord's sole and absolute discretion, so as to protect Landlord's financial interests and the interests of the Building, and the other tenants therein.

57.    TRANSFER OF LANDLORD'S INTEREST

57.01 Notwithstanding anything contained herein to the contrary, Tenant agrees that neither Landlord nor any partner in Landlord, nor any other person having any interest, direct or indirect, immediate or more removed than immediate, in Landlord, shall have any personal liability with respect to any of the provisions of this Lease and Tenant shall look solely to the estate and property of Landlord in the Property for the satisfaction of Tenant's remedies, including without limitation, the collection of any judgment or the enforcement of other judicial process requiring the payment or expenditure of money by Landlord, subject, however, to the prior rights of any holder of any mortgage covering all or part of the Property, and no other assets of Landlord or its partners, or of any other aforesaid person having an interest in Landlord, shall be subject to levy, execution or other judicial process for the satisfaction of Tenant's claims. Without limitation of the foregoing, upon each transfer of the Building and the Landlord's interest in this Lease, the transferor shall automatically be released from all liability and obligations under this Lease.

58.    TIME IS OF THE ESSENCE

58.01 Time is of the essence hereof.

59.    ADDITIONAL PROVISIONS

59.01 Warranty Disclaimer . LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE LEASED PREMISES ARE SUITABLE FOR TENANT'S INTENDED COMMERCIAL PURPOSE, AND TENANT'S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE LEASED PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

59.02 Waiver of Trial by Jury . LANDLORD AND TENANT SHALL, AND HEREBY DO, WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE LEASED PREMISES, AND ANY EMERGENCY STATUTORY OR ANY OTHER STATUTORY REMEDY.

59.03 Force Majeure . Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

59.04 Survival of Indemnities . Each indemnity agreement and hold harmless agreement contained herein shall survive the expiration or termination of this Lease.

59.05 Executive Orders . Tenant represents and warrants to Landlord that (a) Tenant is not listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Asset Control, Department of the Treasury ("OFAC"), pursuant to the requirements of Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the "Order") or on any other lists of terrorist or terrorist organizations ("Lists") issued pursuant to the rules and regulations of OFAC or in any other enabling legislation or other Executive Orders in respect thereof (the Order and such other rules, regulations, legislation or orders are collectively called the "Orders"); (b) Tenant is not and will not be engaged in any activities prohibited in the Orders; (c) Tenant has not been convicted or pleaded nolo contendere to charges related to activity prohibited in the Orders; (d) Tenant will not permit the Premises to be used for activities prohibited in the Orders nor permit the Premises to be occupied by any person on such Lists; and (e) Tenant has not pleaded nolo contendere to, or been convicted, indicted, arraigned, or custodially detained on, charges involving money laundering, predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws (hereinafter defined). "Anti-Money Laundering Laws" means those laws, regulations, and sanctions, state and federal, criminal and civil, that (1) limit the use of and/or seek the forfeiture of proceeds from illegal transaction; (2) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers, or otherwise engaged in activities contrary to the interests of the United States; (3) require identification and documentation of the parties with whom a Financial Institution (as defined in 31 U.S.C. § 5312, et seq.), the Trading With The Enemy Act (50 U.S.C. App. §§ 1, et seq.), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701, et seq.), and the sanction regulations promulgated pursuant thereto by OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. §§ 1956-57.

59.06 Americans With Disabilities Act . The Landlord hereby represents that to the best of its knowledge that the Building currently complies with the Americans With Disabilities Act, 42 USC §12101 et seq. and regulations currently promulgated thereunder ("ADA"). In the event the representation contained in this subsection is materially untrue or incorrect and as a result thereof the Tenant's use and enjoyment of the Leased Premises is materially and adversely affected, the Landlord shall be permitted thirty (30) days after receipt of written notice from the Tenant to bring the Building into compliance with the ADA and to provide reasonable evidence of the same to the Tenant; provided, however, in the event such compliance cannot reasonably be completed or obtained within such thirty (30) days, the Landlord will not be in default hereunder provided the Landlord commences such corrective action within said thirty (30) days and diligently pursues the same to completion.

IN WITNESS WHEREOF, Landlord and Tenant, intending to be legally bound hereby, have executed this Agreement of Lease as of the day and year first above written.

LANDLORD:

DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:	Amerimar Realty Management Co.-Colorado

By:	Amerimar Realty Management Co.-Pennsylvania, its general partner

By:	ARC-Management Co., Inc., its general partner

Date: ___________________	By:_________________________________
David G. Marshall, President

TENANT:

RANCHER ENERGY CORP., a Nevada corporation

Date:______________________	By:____________________________________________________
(Title)

ADDENDUM

THIS ADDENDUM, made as of the 30th day of October, 2006, is between Amerimar Realty Management Co.-Colorado, as agent for DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord") and RANCHER ENERGY CORP., a Nevada corporation ("Tenant"). Landlord and Tenant have executed simultaneously with this Addendum that certain Denver Place Office Lease (the "Lease") pertaining to certain space in the building commonly known as Denver Place and located at 999 Eighteenth Street, Denver, Colorado. In the event of any conflict between the provisions of this Addendum and the provisions of the other portions of the lease, the provisions of this Addendum shall control. The capitalized terms used herein and not defined herein shall have the same meanings used in the other portions of the Lease. Landlord and Tenant hereby agree that the Lease is amended and supplemented as follows:

60.    TENANT IMPROVEMENTS.

60.01 Landlord shall, at its own cost and expense, in a good and workmanlike manner, cause the Leased Premises to be improved and completed in accordance with the plans and specifications (the “Final Layout Plans”) to be prepared by Lewis Himes Associates, incorporating the use of a reasonable quantity of Building standard materials and finishes and mutually agreed upon by Landlord and Tenant which shall be attached hereto as Exhibit A-1 upon completion and agreement (such work being herein called "Landlord's Work"). In the event Landlord and Tenant fail to mutually agree upon the Final Layout Plans on or before November 1, 2006 then either party may terminate this Lease upon delivery of written notice to the other party on or before November 1, 2006. Landlord reserves the right: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction, provided that Tenant's approval of any substantial change shall first be obtained (which approval shall not be unreasonably withheld or delayed so long as there shall be general conformity with the Final Layout Plans). Tenant shall on or before November 1, 2006 by notice to Landlord designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Leased Premises as Tenant’s representative respecting the matters which are the subject of this Article 60 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Article 60; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant.

60.02 Landlord currently estimates that the Landlord’s Work can be completed to a level permitting Tenant’s occupancy on or before November 10, 2006 provided the Final Layout Plans are mutually agreed to by November 1, 2006. If Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this lease) fail to make available to Tenant possession of the Leased Premises on or before November 10, 2006 or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Under such circumstances, Tenant’s obligations to pay Base Rent and Tenant’s Share of Operating Expenses shall not commence until the Commencement Date; and such failure to make available to Tenant possession of the Leased Premises on or before November 10, 2006 or any other date or to timely complete any work, shall not in any other way affect the validity or continuance of this Lease, nor the Term or the obligations of Tenant hereunder. Such deferral of rent shall be Tenant’s sole and exclusive right and remedy with respect to any such failure. There shall be no deferral of rent, however, if any such failure is caused in whole or part by any act or omission of Tenant, its agents, servants, employees or contractors, which has the effect of hindering or delaying Landlord's delivery of possession or the timely completion of any work to be done by Landlord (hereinafter a "Tenant Delay") including, without limitation, (a) any delay caused by failure to mutually agree upon the Final Layout Plans on or before November 1, 2006, (b) any delay which is caused by changes in the work to be performed by Landlord in readying the Leased Premises for Tenant's occupancy, (c) any delay, not caused by Landlord, in furnishing materials or procuring labor required to be furnished or procured for the completion of the Leased Premises, or (d) any delay which is caused by any failure by Tenant, without regard to any grace period applicable thereto, promptly to furnish to Landlord any required information, approval or consent or caused by any good faith reluctance on the part of Landlord to approve any information required to be submitted by Tenant and approved by Landlord, or (e) any delay which is caused by the performance of any work or activity in the Leased Premises by Tenant or any of its employees, agents or contractors, including but not limited to any of the Tenant Installations (hereinafter defined). The time for Landlord’s completion of Landlord’s Work will be extended on a day-by-day basis for each day of delay attributable to a Tenant Delay. Tenant also shall pay to Landlord, within 10 days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the Leased Premises resulting from any Tenant Delay.

60.03 Landlord and Tenant acknowledge that the Leased Premises may be available for occupancy and therefore the Commencement Date may occur prior to the completion of Landlord’s Work. In the event Tenant occupies the Leased Premises prior to completion of Landlord’s Work, Tenant agrees to permit Landlord and its contractor, subcontractor and employees to access the Leased Premises at all times, and without further notice, to complete the Landlord’s Work, Landlord agrees to use all reasonable efforts to minimize interference with Tenant’s use of the Leased Premises and operation of its business during completion of Landlord’s Work, but Tenant confirms its understanding and agreement that completion of the Landlord’s Work may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s use of the Leased Premises or conduct of its business throughout the completion of such construction. In the event the Leased Premises are available for Tenant’s occupancy prior to November 10, 2006, Tenant shall, at its election, be permitted to occupy the Leased Premises subject to all the terms and provisions of this Lease; provided, however, Tenant shall not be obligated to pay Base Rent for that period of time occurring from the date the Leased Premises are ready for occupancy up to November 10, 2006.

60.04 Within fifteen (15) days after the Landlord’s Work is completed, Landlord and Tenant shall prepare a mutually agreed-upon list (“LW Punch List”) of items of the Landlord’s Work that need to be corrected or repaired. Landlord agrees to cause the items set forth in the LW Punch List to be corrected or repaired within thirty (30) days after the date the LW Punch List is prepared. As used in this Section 60.04, “LW Punch List” items means minor details of construction or decoration that do not interfere with the Tenant’s use and enjoyment of the Leased Premises.

61.    TENANT'S RIGHT OF FIRST OFFER

61.01 Upon and subject to all the terms and conditions set forth in this Article 61, Landlord hereby grants to Tenant a right of first offer (the "Right of First Offer") covering that office space located upon the seventeenth (17th) floor of the Building, consisting of approximately 3,000 square feet of rentable area and which is depicted on Exhibit A-2 attached hereto (the "Offer Space"). The Right of First Offer shall be on the following terms and conditions:

(a) If Landlord shall desire to lease all or any portion of the Offer Space, as evidenced by the initiation of formal negotiations with or the issuance of a proposal to a third party by or on behalf of Landlord covering any portion of the Offer Space, or Landlord's acceptance of a proposal from a third party which will have an anticipated occupancy date occurring within the first thirty-six (36) months of the Term of this Lease, Landlord shall first offer to lease such part of the Offer Space (the "Designated Offer Space") to Tenant, by giving written notice to Tenant. Such notice shall specify the date on which the Designated Offer Space is expected to be available for Tenant's lease (the "Scheduled Designated Offer Space Commencement Date"). Within seven (7) days after Landlord gives Tenant such notice, Tenant shall, by written notice to Landlord (the "Offer Notice"), elect or decline to exercise it Right of First Offer. If Tenant fails to deliver the Offer Notice to Landlord within such period of seven (7) days, Tenant shall be deemed to have declined to exercise its Right of First Offer. If Tenant declines or is deemed to have declined to exercise its Right of First Offer, Landlord thereafter shall have the right to lease such Designated Offer Space to any party upon such terms and conditions and for such period or successive period of time as Landlord, in its sole discretion, shall determine. Notwithstanding the foregoing, Tenant shall have no right to exercise the Right of First Offer (and, at Landlord's option, any previous exercise of the Right of First Offer shall be null and void) if at the time Tenant first attempts to exercise the Right of First Offer, or at any time thereafter until the Designated Offer Space has been added to the Leased Premises, Tenant is in default under this Lease. The Right of First Offer shall be subject and subordinate to any renewal, expansion and/or similar rights granted to any tenant of the Building prior to the date of this Lease or granted to any tenant leasing any Designated Offer Space after the Tenant declines or is deemed to have declined to exercise its Right of First Offer. The Right of First Offer shall terminate in any event, upon the last day of the thirty-sixth (36th) month of the Term.

(b) In the event Tenant exercises the Right of First Offer, Tenant shall deliver to Landlord the Tenant's proposed layout plans and specifications for such Designated Offer Space (the “DOS Layout Plans”) within ten (10) business days after delivery of the Offer Notice. The DOS Layout Plans shall provide for a level of improvements comparable to the level of the Landlord’s Work, shall provide for the use of a reasonable quantity of Building standard materials and finishes, and shall be subject to Landlord’s approval. Upon the Offer Notice being given and within such time as Landlord reasonably determines is necessary to complete such Designated Offer Space for occupancy, Landlord shall cause such Designated Offer Space to be improved and completed in a manner consistent with the approved DOS Layout Plans (the "Designated Offer Space Improvements"). Landlord and Tenant acknowledge that Tenant will continue to occupy the Leased Premises during construction of the Designated Offer Space Improvements and Tenant confirms its understanding that completion of the Designated Offer Space Improvements may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s use of the Leased Premises or conduct of its business throughout the completion of such construction. The "Commencement Date" with respect to the Designated Offer Space ("Designated Offer Space Commencement Date") shall be deemed to be that date which is the later of the Scheduled Designated Offer Space Commencement Date or the first business day after the substantial completion of the Designated Offer Space Improvements.

(c) Landlord shall afford Tenant and its employees and agents (each herein referred to as a "Tenant Party" and collectively the "Tenant Parties") access to the Designed Offer Space at reasonable times prior to the occupancy of the Designed Offer Space only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the Designed Offer Space Improvements. Tenant shall advise Landlord promptly of any objection to the construction of the Designed Offer Space Improvements. Within fifteen (15) days after the Designed Offer Space Improvements are completed, Landlord and Tenant shall prepare a mutually agreed upon list ("DOS Punch List") of items of the Designed Offer Space Improvements that need to be corrected or repaired. Landlord agrees to cause the items set forth in the DOS Punch List to be corrected or repaired within thirty (30) days after the date the DOS Punch List is prepared. As used in this subsection 61.01(c), "DOS Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Desiganted Offer Space.

(d) The Designated Offer Space shall be added to the Leased Premises, for all purposes, as of the Designated Offer Space Commencement Date for the balance of the Term of this Lease and subject to and upon the following economic terms and all of the other terms, covenants and conditions of this Lease, except that:

(i) in the event the Designated Offer Space Commencement Date occurs during the first nine (9) months of the Term of this Lease, Base Rent for the Designated Offer Space shall be at the same rate payable by Tenant for the Leased Premises on a per rentable square foot basis. For example purposes, if Tenant delivers its Offer Notice to Landlord on January 1, 2007 concerning the Designated Offer Space consisting of 3,000 square feet of rentable area with a Designated Offer Space Commencement Date of the first day of the seventh (7th) month of the Term, the annual Base Rent for such Designated Offer Space shall be (w) $58,500.00 during the seventh (7th) through the twelfth (12th) month of the Term (based on a rate of $19.50 per r.s.f. per annum); (x) $61,500.00 during the thirteenth (13th) through the thirty-sixth (36th) month of the Term (based on a rate of $20.50 per r.s.f. per annum), (y) $66,000.00 during the thirty-seventh (37th) through the forty-eighth (48th) month of the Term (based on a rate of $22.00 per r.s.f. per annum), and (z) $67,500.00 during the forty-ninth (49th) through the sixty-third (63rd) month of the Term (based on a rate of $22.50 per r.s.f. per annum).

(ii) in the event the Designated Offer Space Commencement Date occurs after the expiration of the ninth (9th) month of the Term of this Lease, the Base rent shall be at the “Designated Offer Space Fair Market Rental Rate” or “DOS FMRR” as defined in subsection 61.01(e) below.

(iii) Landlord shall make available to Tenant and Tenant shall have the non-assignable option to rent from Operator (hereinafter defined) one (1) unreserved parking space located within the Parking Garage (hereinafter defined) for every 1,000 square feet of rentable area contained in the Designated Offer Space at the monthly rate posted from time to time by the Operator and otherwise subject to the terms of the Parking Agreement attached hereto as Exhibit D (the “Parking Agreement”). Tenant must exercise its option to rent any additional parking spaces within thirty (30) days after the Designated Offer Space Commencement Date.

(iv) Tenant's Proportionate Share shall be increased to a new percentage, calculated in accordance with the provisions of the Lease by increasing the rentable area of the Leased Premises by the number of square feet comprising the rentable area of such Designated Offer Space. Tenant's obligation to pay Base Rent and the additional rent calculated pursuant to the Lease for the Designated Offer Space shall commence on the Designated Offer Space Commencement Date. Upon addition of the Designated Offer Space to the Leased Premises, the Lease shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of the Lease to be prepared by Landlord.

(e) Designated Offer Space Fair Market Rental Rate.

(i) For the purposes of this subsection 61.01(e), the term "Designated Offer Space Fair Market Rental Rate" or "DOSFMRR" for the Designated Offer Space added to the Leased Premises pursuant to the terms of Section 61.01 shall mean an amount per square foot of the rentable area of the Designated Space, reasonably determined by Landlord by reference to the market for comparable space (including the extent and condition of the build-out) in similar and comparable office buildings located in the downtown Denver central business district, that a willing landlord would offer and a willing tenant would accept in an arms length transaction for the lease of such office space

[A] commencing on the Designated Offer Space Commencement Date,

[B] providing for no free rent, a tenant finish allowance equal to the cost of completing the Designated Offer Space Improvements plus the value of the tenant improvements in place upon the Designated Offer Space prior to construction of the Designated Offer Space Improvements to a prospective tenant, and

[C] otherwise on all of the terms and conditions of this Lease, including the Tenant's obligation to pay Additional Rent in accordance with the provisions of Article 54 using the Landlord's Operating Expense Contribution defined in subsection 54.02(c).

(ii) Landlord shall deliver to Tenant its proposed DOSFMRR within thirty (30) days after Landlord's receipt of the Offer Notice. Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the DOSFMRR within sixty (60) days after Landlord's receipt of the Offer Notice.

(iii) In the event Landlord and Tenant cannot agree upon the DOSFMRR within the sixty (60) day period described in subsection 61.01(e)(iii) the DOSFMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:

[A] Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the DOSFMRR. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the DOSFMRR. The appraiser(s) shall be advised that the determination of the DOSFMRR shall be governed by the definitions of same set forth in this Lease. The determination by the two appraisers of the DOSFMRR shall be binding on Landlord and Tenant.

[B] If the two appraisers appointed by the parties hereto are unable to agree upon the DOSFMRR within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subsection 61.01(e)(iii)[A] above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

[C] On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraisers shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the DOSFMRR by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.

(iv) Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.

62.    TENANT’S RIGHT TO EXPAND LEASED PREMISES

62.01 Contiguous Available Space. Landlord hereby grants Tenant a one-time option (the "Right to Expand Leased Premises"), exercisable only during that time period commencing the first day of the twenty-fourth (24th) month of the Term and ending on the last day of the thirty-sixth (36th) month of the Term (such time period being referred to herein as the “Additional Space Time Period”) expand the rentable area of the Leased Premises pursuant to this Article 62. At any time during the Additional Space Time Period, Tenant may notify Landlord in writing (the “Expansion Request”) of Tenant’s desire to expand the Leased Premises to a rentable area of not less than the greater of 9,000 square feet or 3,000 square feet greater than the rentable area of the Leased Premises at the time of Tenant’s delivery of the Expansion Notice and not greater than 12,382 square feet. Tenant’s Expansion Notice shall specify the total rentable area of the Leased Premises desired by Tenant and specifying the date (the “Expansion Date") by which Tenant wishes to expand the area of the Leased Premises (provided, however, that Tenant may not specify an Expansion Date which occurs less than one hundred eighty (180) days nor more than two hundred forty (240) days after the date of the delivery of the Expansion Request to Landlord). If no Expansion Date is specified in the Expansion Request, then Tenant shall be deemed to have specified as the Expansion Date whatever date occurs exactly one hundred eighty (180) days after the date the Expansion Request is received by Landlord. Within ten (10) business days after Landlord's receipt of the Expansion Request Landlord shall attempt to locate available office space ("Available Space") on the seventeenth (17th) floor of the Building contiguous to the Leased Premises to accommodate the Expansion Request. If, at the time Landlord receives the Expansion Request, there is Available Space located on the seventeenth (17th) floor of the Building contiguous to the Leased Premises (and which is and will continue to be available, and which have not been leased, promised or optioned to anyone else on or subsequent to the Expansion Date designated in the Expansion Request), then Landlord shall, within ten (10) business days after Landlord receives the Expansion Request, deliver to Tenant a written description (a "Contiguous Space Proposal") identifying the Available Space (the "Contiguous Available Space"). Tenant shall thereupon have five (5) business days to elect, by written notice to Landlord (the "Contiguous Space Acceptance"), to exercise Tenant's Right to Expand the Leased Premises with respect to the Contiguous Additional Space identified in the Contiguous Space Proposal. If Tenant fails to notify Landlord in writing, within five (5) business days after the Contiguous Space Proposal is delivered to Tenant, that Tenant has elected to exercise its Right to Expand the Leased Premises with respect to the Contiguous Additional Space, then Tenant shall be deemed to have irrevocably declined to exercise its right and the right granted to Tenant in this Article 62 shall terminate and be deemed null, void and of no further effect. However, if instead Tenant timely notifies Landlord in writing of Tenant's willingness to accept and lease that particular Contiguous Additional Space commencing upon the Expansion Date properly specified in the Expansion Request, then Tenant shall be deemed to have exercised its Right to Expand the Leased Premises with respect to the Contiguous Additional Space. In the event Tenant exercises its Right to Expand the Leased Premises with respect to the Contiguous Additional Space, the following provisions shall apply:

(a) Contiguous Additional Space Preliminary Information and Plans. Landlord shall deliver to Tenant no later than five (5) business days after Landlord's receipt of the Contiguous Space Acceptance for use by Tenant, such plan or plans and other information with respect to the Contiguous Additional Space and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's space plans.

(b) Improvement of Contiguous Additional Space.

(i) Tenant's CAS Layout Plans. Tenant shall prepare and deliver to Landlord not later than twenty (20) days after delivery of the Contiguous Space Acceptance one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications and two non-copyrighted CADD disks (collectively referred to as the "CAS Layout Plans"), prepared by an architect or space planner selected by Tenant and reasonably acceptable to Landlord providing for Tenant's proposed layout for the construction and finishing of improvements to the Contiguous Additional Space for Tenant's occupancy. Tenant's CAS Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by an architect licensed by and registered in the State of Colorado ("Tenant's Architect"), and (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. Tenant's CAS Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's CAS Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not Tenant's CAS Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's CAS Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Tenant's CAS Layout Plans. Tenant's CAS Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final CAS Layout Plans". Concurrently with delivery of Tenant's CAS Layout Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Contiguous Additional Space as Tenant's representa-tive respecting the matters which are the subject of this Section 62.01 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Section 62.01; and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant.

(ii) CAS Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval or deemed approval by Landlord of the Final CAS Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("CAS Engineering Plans"), based on the Final CAS Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's CAS Layout Plans or as requested by Landlord), as may be required to complete the Contiguous Additional Premises in accordance with the Final CAS Layout Plans. As soon as reasonably possible, and in any event within five (5) days after submission to Tenant by Landlord of the CAS Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final CAS Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the CAS Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within five (5) days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final CAS Layout Plans. The CAS Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the CAS Engineering Plans so changed.

(iii) Completion by Landlord. On or before the date ("Scheduled CAS Commencement Date") which occurs ninety (90) days after the later of [A] the date the CAS Engineering Plans are completed and [B] the date the Contiguous Additional Space is available for commencement of the CAS Tenant Work (hereinafter defined), Landlord shall, in a good and workmanlike manner, cause the Contiguous Additional Space to be improved and completed in accordance with the CAS Final Layout Plans and the CAS Engineering Plans (herein referred to together with architectural and engineering services as the "CAS Tenant Work") (such plans are hereinafter together called the "CAS Tenant Construction Plans"). Landlord reserves the right however: [A] to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and [B] to make changes necessitated by conditions met in the course of construction. All CAS Tenant Work shall be furnished, installed and performed by Landlord for an amount (hereinafter called the "CAS Tenant Costs") equal to Landlord's out-of-pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors (including Landlord's general contractor) and/or other sources for the material, labor and services applied to the CAS Tenant Work, plus applicable sales taxes, plus Landlord's administrative and supervision fee equal to five percent (5%) of such out-of-pocket contract or purchase price or prices paid by Landlord. Landlord agrees to have the CAS Tenant Work competitively bid and shall enter into a contract for the completion of the CAS Tenant Work with either the general contractor submitting the lowest bid or a general contractor submitting a bid within four percent (4%) of the lowest bid.

(iv) Access; Acceptance of Work. Landlord shall afford Tenant and Tenant Parties access to the Contiguous Additional Space at reasonable times prior to the occupancy of the Contiguous Additional Space only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the CAS Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the CAS Tenant Work. Landlord shall provide Tenant and its agents with access to the Contiguous Additional Space at least five (5) days prior to the CAS Commencement Date for the purpose of installing furniture and equipment (the "CAS Tenant Installations"). Tenant shall not interrupt the completion of the CAS Tenant Work during completion of CAS Tenant Installations. Tenant shall indemnify and hold Landlord and its members, agents, servants, employees and general contractor (each herein referred to as an "CAS Tenant Work Indemnified Party") harmless from any and all claims, losses, damages, fines and penalties incurred by a CAS Tenant Work Indemnified Party including, but not limited to, reasonable attorneys' fees that in any way result from a Tenant Party's negligent and/or willfully wrongful activities within the Contiguous Additional Space during completion of the CAS Tenant Work or CAS Tenant Installations. Within fifteen (15) days after the CAS Tenant Work is completed, Landlord and Tenant shall prepare a mutually agreed upon list ("CAS Punch List") of items of the CAS Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the CAS Punch List to be corrected or repaired within thirty (30) days after the date the CAS Punch List is prepared. As used in this subsection 62.01(b)(iv), "CAS Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Contiguous Additional Space. Landlord and Tenant acknowledge that Tenant will continue to occupy the Leased Premises during construction of the CAS Tenant Work and Tenant confirms its understanding that completion of the CAS Tenant Work may result in noise, vibration, dirt, dust and other circumstances necessarily arising from such construction. Landlord shall have no liability (and Tenant shall not be entitled to claim damages or any actual or constructive eviction, or right of offset or reduction in its rent or other monetary obligations) as a consequence of any disruption or interference with Tenant’s use of the Leased Premises or conduct of its business throughout the completion of such construction.

(v) Payment of CAS Tenant Costs. Landlord shall provide an allowance for the payment of the CAS Tenant Costs in an amount equal to the product of [A] $10.00 multiplied by [B] the number of square feet comprising the rentable area of the Contiguous Additional Space (the "CAS Allowance"). Tenant shall pay for all CAS Tenant Costs exceeding the CAS Allowance within ten (10) days after Landlord's delivery of written request for payment; provided, however, that Landlord may require that, before Landlord commences the CAS Tenant Work, Tenant to pay to Landlord fifty percent (50%) of the amount that the CAS Tenant Costs exceed the CAS Allowance as reasonably estimated by Landlord (the "CAS Deposit"). The CAS Deposit shall be applied against the last completed CAS Tenant Work. In the event an unused balance remains from either the CAS Deposit and/or the CAS Allowance after completion of all CAS Tenant Work and the payment of all CAS Tenant Costs, Landlord agrees to pay to Tenant the unused balance of the CAS Deposit within thirty (30) days after the CAS Tenant Work is completed. Tenant shall not be entitled to payment of any unused remaining CAS Allowance after the payment of CAS Tenant Costs. Tenant shall be deemed to have waived any such excess CAS Allowance.

(vi) Delivery of Possession of Contiguous Additional Space. Landlord shall cause the CAS Tenant Work to be completed and shall deliver actual possession of the Contiguous Additional Space to Tenant on or before the Scheduled CAS Commencement Date. If Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Lease), fail to make available to Tenant possession of the Contiguous Additional Space on or before the Scheduled CAS Commencement Date or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Under such circumstances, all of Tenant's rights and obligations hereunder with respect to the Contiguous Additional Space, including, but not limited to, its obligations to pay the Base Rent and Additional Rent attributable to the Contiguous Additional Space shall not commence until the date ("CAS Commencement Date"), the Contiguous Additional Space is made available for Tenant's occupancy, and such failure to make available to Tenant possession of the Contiguous Additional Space on or before the Scheduled CAS Commencement Date or any other date or to timely complete any work, shall not in any other way affect the validity or continuance of this Lease, or the Term, or the obligations of Tenant hereunder. Such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure. There shall be no deferral of rent, however, to the extent that such failure is caused by any act or omission of Tenant, its agents, servants, employees or contractors and which would not have otherwise occurred, which has the effect of delaying Landlord's delivery of possession or the timely com-pletion of any work to be done by Landlord (hereinafter a "CAS Tenant Delay") including, without limitation, [A] any delay which is caused by changes in the work to be performed by Landlord in readying the Contiguous Additional Space for Tenant's occupancy, [B] any delay which is caused by any failure by Tenant to furnish to Landlord any required plan, information, approval or consent within the period of time required therefor by the terms of this Lease or caused by any reasonable reluctance on the part of Landlord to approve any plan or other information required to be submitted by Tenant and approved by Landlord or [C] any delay which is caused by the performance of any work or activity in the Contiguous Additional Space by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within ten (10) days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the CAS Tenant Work resulting from any CAS Tenant Delay to the extent that the same is not covered by the CAS Allowance.

(c) Tenant's Default. In no event shall Tenant have the right to exercise this Right to Expand the Leased Premises at any time that Tenant is in default under the Lease. Moreover, if Tenant defaults under this Lease at any time after it has exercised this Right to Expand the Lease Premises but before the Contiguous Available Space is added to this Lease pursuant to the terms of this Section 62.01, then such exercise shall, at Landlord's option, be deemed null and void, and neither Landlord nor Tenant shall have any further rights or obligations with respect to such exercise.

(d) Addition of Contiguous Available Space. The Contiguous Available Space shall be added to the Leased Premises, for all purposes, as of such CAS Commencement Date for the balance of the Term of this Lease and subject to and upon the following economic terms and all of the other terms, covenants and conditions of this Lease. The annual Base Rent for the Contiguous Available Space designated shall be an amount equal to the FMRR for the Contiguous Available Space determined in accordance with the provisions of Section 62.03 below, provided that the Base Rent for the Contiguous Available Space shall not be less than the Base Rent for the Leased Premises on a per square foot of rentable area basis as provided on the Facing Page of this Lease. Annual Base Rent for the Contiguous Available Space shall be payable in equal monthly installments, in advance, on the tenth day of each month following the CAS Commencement Date, without any demand or setoff. In the event the CAS Commencement Date occurs on a day other than the first day of a month Tenant shall pay the Base Rent for such partial first month of prorata on the basis of a thirty (30) day month within ten (10) days after the CAS Commencement Date. Tenant's Share of Operating Expenses shall be increased by a fraction in which the numerator is the total number of square feet comprising the rentable area of the Contiguous Available Space and the denominator of which is 754,288. Tenant's obligation to pay Base Rent and the Additional Rent for the Contiguous Available Space shall commence on the CAS Commencement Date. Landlord shall make available to Tenant and Tenant shall have the non-assignable option to rent from Operator one (1) unreserved parking space located in the Parking Garage for every 1,000 square feet of rentable area contained in the Contiguous Available Space at the monthly rate posted from time to time by the Operator and otherwise subject to the terms of the Parking Agreement. Tenant must exercise its option within thirty (30) days after the CAS Commencement Date. Upon addition of the Contiguous Available Space to the Leased Premises, this Lease shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of this Lease to be prepared by Landlord.

62.02 Substitute Space. In the event Landlord is not able to identify any Contiguous Available Space to satisfy Tenant's Expansion Request within ten (10) business days after Landlord's receipt of the Expansion Request, Landlord shall within twenty (20) days after the date of Landlord's receipt of the Expansion Request, use reasonable efforts to identify and notify Tenant in writing (the "Substitute Space Proposal") of contiguous office space in the Building ("Substitute Space") which might satisfy Tenant's desire for expansion space and replace the initial Leased Premises described in Section 1.01, together with any Designated Offer Space added to the Leased Premises pursuant to Article 61 (the "Existing Leased Premises") with contiguous Office Space located either within that portion of the Complex known as the South Tower or on the sixteenth (16th) to twenty-third (23rd) floors of that portion of the Complex known as the North Tower. Tenant shall have ten (10) business days after the date Tenant receives the Substitute Space Proposal to elect, by written notice to Landlord (the "Substitute Space Acceptance") to exercise Tenant's Right to Expand the Leased Premises with respect to the Substitute Space. Notwithstanding the foregoing, Tenant shall have no right to exercise its Right to Expand the Leased Premises with respect to the Substitute Space (and, at Landlord's Option, any previous exercise of that right shall be null and void if at the time Tenant attempts to exercise that right, or at any time thereafter until the Substitute Space has been substituted for the Leased Premises, this Lease or the Term has already expired or otherwise been terminated for any reason, or Tenant defaults in the performance of any of its obligations under this Lease. If Tenant fails to notify Landlord in writing, within ten (10) business days after the date the Substitute Space Proposal is delivered to Tenant, that Tenant has elected to exercise its Right to Expand the Leased Premises with respect to the Substitute Space, then Tenant shall be deemed to have irrevocably declined to exercise its right and the right granted to Tenant in this Article 62 shall terminate and be deemed null, void and of no further effect. In the event Landlord is unable to provide a Substitute Space Proposal within the time period provided above in this Section 62.02, Tenant shall have the right to elect to terminate this Lease on a date selected by Tenant (the "Early Termination Date") which shall be the ninth (9th) day of a calendar month occurring not less than four (4) months nor more than nine (9) months after the date the Substitute Space Proposal was due, provided that: (i) Tenant has entered into a lease agreement (the "Replacement Lease") with a landlord not affiliated with Tenant for the lease of office space in a building located in the downtown Denver central business district with a rentable area that is equal to or greater than the rentable area of the Substitute Space for a term of not less than five (5) years, (ii) Tenant delivers written notice ("Early Termination Notice") to Landlord electing to exercise its right of termination pursuant to this Section 62.02 specifying the Early Termination Date within sixty (60) days after the date Tenant received the Substitute Space Proposal; and (iii) Tenant shall deliver a true and complete copy of the Replacement Lease to Landlord with the Early Termination Notice. In the event Tenant exercises its right to terminate the Lease in compliance with the provisions of this Section 62.02, this Lease shall terminate on the Early Termination Date as if such date was the Termination Date, Tenant shall completely vacate and redeliver the Leased Premises to Landlord in accordance with the provisions of Section 11.03 on or before the Early Termination Date, and Landlord and Tenant shall be released from their respective obligations under this Lease, except for those obligations which expressly survive termination. In the event Tenant exercises its right to lease the Substitute Space, the following provisions shall apply:

(a) Substitute Space Preliminary Information and Plans. Landlord shall deliver to Tenant no later than five (5) business days after Landlord's receipt of the Substitute Space Acceptance for use by Tenant, such plan or plans and other information with respect to the Substitute Space and the Building as Tenant may reasonably require for proper and expeditious preparation of Tenant's space plans.

(b) Improvement of Substitute Space.

(i) Tenant's Substitute Space Plans. Tenant shall prepare and, not later than twenty (20) days after delivery of the Substitute Space Acceptance, shall deliver to Landlord one mylar and two black line prints of complete and final architectural working drawings (which shall be 1/8" scale), three copies of all specifications and two non-copyrighted CADD disks (collectively referred to as the "SS Plans"), prepared by Tenant's Architect providing for Tenant's proposed layout for the construction and finishing of improvements to the Substitute Space for Tenant's occupancy. Tenant's SS Layout Plans shall (i) include the layout of Tenant's furniture, fixtures and equipment, (ii) include electrical and heat specifications for all of Tenant's fixtures and equipment, (iii) be signed and sealed by Tenant's Architect, and (iv) conform to all applicable laws and requirements of public authorities and insurance underwriters' requirements. Tenant's SS Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's SS Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not Tenant's SS Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's SS Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Tenant's SS Layout Plans. Tenant's SS Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final SS Layout Plans". Tenant's SS Layout Plans shall be subject to Landlord's review and written approval, which approval shall not be unreasonably withheld or delayed (and may be disapproved by Landlord only in the event that the proposed Tenant's SS Layout Plans violate any governmental regulations; adversely affect the Building's structure, electric, or mechanical systems (in Landlord's sole opinion with respect to adverse affect on electric and mechanical systems); intrude on the Building's Common Area; or are visible from the Building's Common Area), and such plans shall be deemed modified to take account of any changes reasonably required by Landlord and approved by Tenant (which approval shall not be unreasonably withheld or delayed). Landlord shall notify Tenant whether or not the Tenant SS Layout Plans are approved within five (5) business days after their delivery to Landlord, provided that Tenant's SS Layout Plans shall be deemed to be approved by Landlord unless Landlord shall have notified Tenant in writing to the contrary within five (5) business days of their receipt by Landlord stating the reason for disapproval of such Tenant's SS Layout Plans. Tenant's SS Layout Plans as approved by Landlord and with the aforesaid modifications, if any, are herein called the "Final SS Layout Plans". Concurrently with delivery of Tenant's SS Plans to Landlord, Tenant shall by notice to Landlord in writing designate a single individual who Tenant agrees shall be available to meet and consult with Landlord at the Substitute Space as Tenant's representa-tive respecting the matters which are the subject of this Section 62.02 and who, as between Landlord and Tenant, shall have the power to legally bind Tenant, in making requests for changes, giving approval of plans or work, giving directions to Landlord or the like, under this Section 62.02, and any notice or delivery given to such person personally or at his place of business shall have the same effect as a notice or delivery given to Tenant.

(ii) SS Engineering Plans. Landlord shall direct its engineers to prepare at Tenant's expense and, not later than fifteen (15) business days after approval or deemed approval by Landlord of the Final SS Layout Plans, shall deliver to Tenant mechanical, electrical and fire protection engineering drawings and specifications ("SS Engineering Plans"), based on the Final SS Layout Plans (and such pertinent additional information as shall have been submitted by Tenant with Tenant's SS Layout Plans or as requested by Landlord), as may be required to complete the Substitute Space in accordance with the Final SS Layout Plans. As soon as reasonably possible, and in any event within five (5) days after submission to Tenant by Landlord of the SS Engineering Plans, Tenant shall give its written approval thereof if they are in substantial conformity with or a direct extension of the Final SS Layout Plans, otherwise such approval shall not be unreasonably withheld; however, the SS Engineering Plans shall be deemed to have been approved by Tenant unless Tenant shall have notified Landlord in writing to the contrary within five (5) days of their receipt by Tenant, stating in which respects such plans fail to conform with the Final SS Layout Plans. The SS Engineering Plans shall be deemed to have been approved by Tenant if they are returned by Tenant with specified changes noted and such changes are made, whether or not approval is thereafter specifically noted on the SS Engineering Plans so changed.

(iii) Completion by Landlord. Landlord shall, at Tenant's expense (subject to the SS Allowance (hereinafter defined)), in a good and workmanlike manner, cause the Substitute Space to be improved and completed in accordance with the Final SS Layout Plans and the SS Engineering Plans (herein referred to together with architectural and engineering services as the "SS Tenant Work") (such plans are hereinafter together called the "SS Construction Plans"). Landlord reserves the right however: (i) to make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) to make changes necessitated by conditions met in the course of construction. The SS Tenant Work shall be furnished, installed and performed by Landlord at Tenant's cost for an amount (hereinafter called the "SS Tenant Costs") equal to Landlord's out of pocket contract or purchase price or prices to be paid by Landlord to architects, engineers, material suppliers, subcontractors, independent contractors and/or other sources for the material, labor and services applied to the SS Tenant Work, plus applicable sales taxes, plus Landlord's administrative and supervision fee equal to five percent (5%) of such out-of-pocket contract or purchase price or prices paid by Landlord. Landlord agrees to have the SS Tenant Work competitively bid and shall enter into a contract for the completion of the SS Tenant Work with either the general contractor submitting the lowest bid or a general contractor submitting a bid within four percent (4%) of the lowest bid.

(iv) Access; Acceptance of Work. Landlord shall afford Tenant Parties access to the Substitute Space at reasonable times prior to the occupancy of the Substitute Space only in the presence of a representative of the Landlord, and at Tenant's sole risk and expense, for the purposes of inspecting and verifying Landlord's performance of the SS Tenant Work. Tenant shall advise Landlord promptly of any objection to the construction of the SS Tenant Work. Landlord shall provide Tenant and its agents with access to the Substitute Space at least five (5) days prior to the SS Commencement Date for the purpose of installing furniture and equipment (the "SS Tenant Installations"). Tenant shall not interrupt the completion of the SS Tenant Work during completion of SS Tenant Installations. Tenant shall indemnify and hold Landlord and its members, agents, servants, employees and general contractor (each herein referred to as an "SS Tenant Work Indemnified Party") harmless from any and all claims, losses, damages, fines and penalties incurred by an SS Tenant Work Indemnified Party including, but not limited to, reasonable attorneys' fees that in any way result from a Tenant Party's negligent and/or willfully wrongful activities within the Substitute Space during completion of the SS Tenant Work or SS Tenant Installations. Within fifteen (15) days after the SS Tenant Work is completed, Landlord and Tenant shall prepare a mutually agreed upon list ("SS Punch List") of items of the SS Tenant Work that needs to be corrected or repaired. Landlord agrees to cause the items set forth in the SS Punch List to be corrected or repaired within thirty (30) days after the date the SS Punch List is prepared. As used in this subsection 62.02(b)(iv), "SS Punch List" items means minor details of construction or decoration that do not interfere with Tenant's use and enjoyment of the Substitute Space.

(v) Payment of SS Tenant Costs. Landlord shall provide an allowance for the SS Tenant Work up to an amount equal to the product of (i) $15.00 multiplied by (ii) the number of square feet comprising the rentable area of the Substitute Space (the “SS Allowance”). Tenant shall pay for all SS Tenant Costs exceeding the SS Allowance (such difference is herein called the “Excess SS Tenant Costs”) within ten (10) days after Landlord's delivery of written request for payment; provided, however, that Landlord may require that, before Landlord commences the SS Tenant Work, Tenant to pay to Landlord fifty percent (50%) of the amount that the Excess SS Tenant Costs as reasonably estimated by Landlord (the "SS Deposit"). The SS Deposit shall be applied against the last completed SS Tenant Work. In the event an unused balance remains from the SS Deposit after completion of all SS Tenant Work and the payment of all SS Tenant Costs, Landlord agrees to pay to Tenant the unused balance of the SS Deposit within thirty (30) days after the SS Tenant Work is completed. Tenant shall not be entitled to receive any unused portion of the SS Allowance.

(vi) Delivery of Possession of Substitute Space. Landlord shall cause the SS Tenant Work to be completed and shall deliver actual possession of the Substitute Space to Tenant on or before the Scheduled SS Commencement Date. If Landlord shall, for any reason (including, without limitation, failure to complete the work, if any, required to be done by Landlord under this Lease), fail to make available to Tenant possession of the Substitute Space on or before the Scheduled SS Commencement Date or any other date, Landlord shall not be subject to any liability for such failure nor for any failure to timely complete any work. Under such circumstances, all of Tenant's rights and obligations hereunder with respect to the Substitute Space, including, but not limited to, its obligations to pay the Base Rent and Additional Rent attributable to the Substitute Space shall not commence until the date ("SS Commencement Date"), the Substitute Space is made available for Tenant's occupancy, and such failure to make available to Tenant possession of the Substitute Space on or before the Scheduled SS Commencement Date or any other date or to timely complete any work, shall not in any other way affect the validity or continuance of this Lease, or the Term, or the obligations of Tenant hereunder. Such deferral of rent shall be Tenant's sole and exclusive right and remedy with respect to any such failure. There shall be no deferral of rent, however, to the extent that such failure is caused by any act or omission of Tenant, its agents, servants, employees or contractors and which would not have otherwise occurred, which has the effect of delaying Landlord's delivery of possession or the timely com-pletion of any work to be done by Landlord (hereinafter a "SS Tenant Delay") including, without limitation, [A] any delay which is caused by changes in the work to be performed by Landlord in readying the Substitute Space for Tenant's occupancy, [B] any delay which is caused by any failure by Tenant to furnish to Landlord any required plan, information, approval or consent within the period of time required therefor by the terms of this Lease or caused by any reasonable reluctance on the part of Landlord to approve any plan or other information required to be submitted by Tenant and approved by Landlord or [C] any delay which is caused by the performance of any work or activity in the Substitute Space by Tenant or any of its employees, agents or contractors. Tenant also shall pay to Landlord, within ten (10) days after receipt of demand made from time to time, a sum equal to any additional cost to Landlord in completing the SS Tenant Work resulting from any SS Tenant Delay.

(c) Tenant's Default. In no event shall Tenant have the right to exercise this Right to Lease Additional Space at any time that Tenant is in default under the Lease. Moreover, if Tenant defaults under this Lease at any time after it has exercised this Right to Lease Additional Space but before the Substitution Space is substituted for the Leased Premises pursuant to the terms of this Section 62.02, then such exercise shall, at Landlord's option, be deemed null and void, and neither Landlord nor Tenant shall have any further rights or obligations with respect to such exercise.

(d) Substitution of Substitute Space. The Substitute Space shall be substituted for the Existing Leased Premises as of the SS Commencement Date and the Substitute Space shall constitute the Leased Premises for the balance of the Term of this Lease and subject to and upon the following economic terms and all of the other terms, covenants and conditions of this Lease. The Term of the Lease shall be extended to expire on that date which is the last day of the sixtieth (60th) complete calendar month after the SS Commencement Date. The annual Base Rent for the Substitute Space shall be determined in accordance with the provisions of Section 62.03 below. Annual Base Rent for the Substitute Space shall be payable in equal monthly installments, in advance, on the first day of each month following the SS Commencement Date, without any demand or setoff. In the event the SS Commencement Date occurs on a date other than the first day of the month, Tenant shall pay Base Rent for such first partial month prorated on the basis of a thirty (30) day month within ten (10) days after the SS Commencement Date. Tenant's Share of Operating Expenses shall be redetermined to a fraction in which the numerator is the total number of square feet comprising the rentable area of the Substitution Space and the denominator of which is 754,288. Tenant's obligation to pay Additional Rent for the Substitute Space shall commence on the SS Commencement Date. Landlord shall make available to Tenant and Tenant shall have the non-assignable option to rent from Operator one (1) unreserved parking space located in the Parking Garage for every 1,000 square feet of rentable area contained in the Contiguous Available Space at the monthly rate posted from time to time by the Operator and otherwise subject to the terms of the Parking Agreement. Tenant must exercise its option within thirty (30) days after the CAS Commencement Date. Tenant shall completely vacate and redeliver the Existing Leased Premises to Landlord in compliance with the provisions of Section 11.03 on or before the third (3rd) day following the SS Commencement Date (the "ELP Vacation Date"). In the event Tenant fails to vacate and redeliver the Existing Leased Premises on or before the ELP Vacation Date, in addition to all other remedies provided to Landlord for Tenant's default, Tenant shall be deemed to be a tenant at sufferance with respect to the Existing Leased Premises and shall pay Landlord the sum of $800.00 for each day that Tenant fails to vacate and redeliver the Existing Leased Premises to Landlord after the ELP Vacation Date. Upon the substitution of the Substitute Space for the Existing Leased Premises, this Lease shall be deemed modified in the manner set forth above without the necessity of any further agreement or document; provided, however, Landlord and Tenant agree to execute, acknowledge and deliver an instrument evidencing such modification of this Lease to be prepared by Landlord.

62.03 Fair Market Rental Rate.

(a) For the purposes of this Article 62, the term "Fair Market Rental Rate" or "FMRR" for the Contiguous Available Space added to the Leased Premises pursuant to the terms of Section 62.01 or for the Substitute Space substituted for the Existing Leased Premises pursuant to the terms of Section 62.02 shall mean an amount per square foot of the rentable area of the Contiguous Available Space or Substitute Space (whichever is applicable), reasonably determined by Landlord by reference to the then market rate for comparable space (including location and the extent and condition of the build-out) in the Complex

(i) commencing on the CAS Commencement Date or the SS Commencement Date (whichever is applicable),

(ii) providing for no free rent, a tenant finish allowance equal to (1) the CAS Allowance pertaining to the Contiguous Available Space or (2) the SS Allowance plus the value of the tenant improvements in place upon the Substitute Space prior to commencement of construction of the SS Tenant Work to a prospective tenant, and

(iii) otherwise on all of the terms and conditions of this Lease, including the Tenant's obligation to pay Additional Rent in accordance with the provisions of Article 54 using the Landlord's Operating Expense Contribution defined in subsection 54.02(c); provided, however, in no event shall the FMRR be less than [A] $19.50 per rentable square foot during the first twelve (12) months of the Term; [B] $20.50 per rentable square foot during the thirteenth (13th) through the thirty-sixth (36th) month of the Term; [C] $22.00 per rentable square foot during the thirty-seventh (37th) through the forty-eighth (48th) month of the Term; and [D] $22.50 per rentable square foot after the forty-eighth (48th) month through the end of the Term.

(b) Landlord shall deliver to Tenant its proposed FMRR for [A] the Contiguous Available Space within thirty (30) days after Landlord's receipt of the Contiguous Space Acceptance or [B] for the Substitute Space within thirty (30) days after Landlord's receipt of notice of the Substitute Space Acceptance. Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the FMRR (y) for Contiguous Available Space within sixty (60) days after Landlord's receipt of the Contiguous Space Acceptance and (z) for the Substitute Space within sixty (60) days after Landlord's receipt of the Substitute Space Acceptance.

(c) In the event Landlord and Tenant cannot agree upon the FMRR for the Contiguous Available Space or the Substitute Space within the sixty (60) day period described in subsection 62.03(b) the FMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:

(i) Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the FMRR at issue. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the FMRR at issue. The appraiser(s) shall be advised that the determination of the FMRR at issue shall be governed by the definitions of same set forth in this Lease. The determination by the two appraisers of the FMRR at issue shall be binding on Landlord and Tenant.

(ii) If the two appraisers appointed by the parties hereto are unable to agree upon the FMRR at issue within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subsection 62.03(c)(i) above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

(iii) On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraisers shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the FMRR at issue by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.

(iv) Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.

63.    RENEWAL OPTION

63.01 Renewal Term. Tenant shall have the option to renew ("Renewal Option") this Lease for one additional term of thirty-six (36) months ("Renewal Term"), commencing upon the expiration of the initial Term of this Lease, on the condition that Tenant is not in default under this Lease in any material respect at the time Tenant gives notice of exercise of its Renewal option or at the time of commencement of the Renewal Term. The Renewal shall be on all of the terms, covenants and conditions of this Lease, except (i) there shall be no obligation to provide any tenant improvements or furniture allowance or to construct any tenant improvements, (ii) Landlord's Operating Expense Contribution for determining Tenant's obligations to pay Additional Rent pursuant to the provisions of Article 54 shall be changed to mean the total amount of Operating Expenses (on a per square foot of rentable area basis) incurred by Landlord during the Calendar Year in which the Renewal Term commences, (iii) there shall be no Right of First Offer or Right to Expand Leased Premises, and (iv) the annual Base Rent for the Leased Premises during the Renewal Term shall be the Renewal Term Fair Market Rental Rate ("RTFMRR") as defined in Section 63.02 below, at the time the Renewal Term begins. Tenant's Renewal Option may be exercised only by Tenant giving Landlord written notice of Tenant's election to exercise such option, at least six (6) months prior to the end of the initial Term of the Lease, time being of the essence with respect to such notice.

63.02 Fair Market Rental Rate.

(a) For the purposes of this Article 63, the term "Renewal Term Fair Market Rental Rate" or "RTFMRR" for the Renewal Term shall mean an amount per square foot of the rentable area of the Leased Premises per annum, reasonably determined by Landlord by reference to the market for comparable space (including the extent and condition of the build-out in the Building.

(i) commencing on the commencement date of the Renewal Term,

(ii) providing for no free rent, a tenant finish allowance equal to the value of the tenant improvements in place upon the Leased Premises to a prospective tenant as of the commencement date of the Renewal Term, and

(iii) otherwise on all of the terms and conditions of this Lease, including the Tenant's obligation to pay Tenant's Proportionate Share of Operating Expenses in accordance with the provisions of Article 54 using a Landlord’s Operating Expense Contribution in the amount to be adjusted.

(b) Landlord shall deliver to Tenant its proposed RTFMRR for the Renewal Term within thirty (30) days after Landlord's receipt of notice of Tenant's election to exercise its option to renew ("Renewal Notice"). Landlord and Tenant shall use reasonable good faith efforts to mutually agree upon the RTFMRR within sixty (60) days after Tenant's delivery of the Renewal Notice.

(c) In the event Landlord and Tenant cannot agree upon the RTFMRR for the Renewal Term within the sixty (60) day period described in subsection 63.02(b) the RTFMRR shall be determined by appraisal, said appraisal shall be conducted in accordance with the following procedures:

(i) Within twenty (20) days after receipt of a notice to appraise given by either party, Landlord and Tenant shall each select a real estate appraiser, who shall be a member of the American Institute of Real Estate Appraisers, and who shall have at least five (5) years appraisal experience with respect to commercial and office rental properties in the central business district of Denver, Colorado. If one of the parties hereto fails to appoint an appraiser within the time period prescribed, then the single appraiser appointed shall be the sole appraiser and shall determine the RTFMRR. If two appraisers are appointed, they shall have thirty (30) days from the date the second appraiser is appointed (the "30-day Appraisal Period") within which to agree upon the RTFMRR. The appraiser(s) shall be advised that the determination of the RTFMRR shall be governed by the definitions of same set forth in this Lease. The determination by the two appraiser of the RTFMRR shall be binding on Landlord and Tenant.

(ii) If the two appraisers appointed by the parties hereto are unable to agree upon the RTFMRR within the 30-day Appraisal Period, then said appraisers shall attempt, within ten (10) days after the expiration of the 30-day Appraisal Period, to select a third appraiser (the "Third Appraiser"). If the first two appraisers are unable to agree on the Third Appraiser within the ten (10) day period prescribed in the immediately preceding sentence, either Landlord or Tenant, by giving ten (10) days notice to the other party hereto, shall request that the presiding judge of the District Court for the City and County of Denver, State of Colorado select the Third Appraiser. The Third Appraiser, however selected, shall meet the qualifications set forth in subsection 63.02(c)(i) above, and shall be a person who has not previously acted in any capacity for either Landlord or Tenant.

(iii) On or before the tenth (10th) day after the Third Appraiser is appointed or selected, the first two appraiser shall each simultaneously submit in sealed envelopes his/her opinion of the fair market base rent at issue, together with any written arguments or data in support of said opinion(s), to the Third Appraiser. Within thirty (30) days after he/she is appointed or selected, the Third Appraiser shall determine the RTFMRR by selecting one of the opinions submitted by the first two appraisers. The selection of the Third Appraiser shall be binding on Landlord and Tenant.

(iv) Each party hereto shall pay the fees and expenses of the appraiser selected by such party, and the fees and expenses of the Third Appraiser shall be borne equally by Landlord and Tenant.

64.    PARKING

64.01 Tenant shall have the nontransferable right to rent up to two (2) unreserved parking spaces and four (4) reserved parking spaces located in the Complex parking garage (the “Parking Garage”) subject to the terms and conditions of the Parking Agreement attached hereto as Exhibit D and incorporated herein by this reference. Tenant acknowledges that the current posted monthly charge for an unreserved parking space in the Parking Garage is $150.00 and for a reserved parking space in the Parking Garage is $200.00.

65.    TENANT’S RIGHT TO PURCHASE LANDLORD’S FURNITURE

65.01 Tenant may elect to acquire all of the furniture currently located upon the Leased Premises owned by Landlord which is described on Exhibit E attached hereto and incorporated herein by this reference (the “Landlord’s Furniture”) for ten dollars ($10.00). In the event Tenant desires to acquire the Landlord’s Furniture, Tenant shall deliver written notice (the “Furniture Notice”) to Landlord on or before November 1, 2006, together with Tenant’s check made payable to Landlord in the amount of ten dollars ($10.00). In the event Tenant delivers the Furniture Notice and such payment within the time period provided, Landlord agrees (a) to deliver to Tenant within thirty (30) days after the Commencement Date a bill of sale in the form and content of Exhibit E-1 attached hereto and incorporated herein by this reference, and (b) to deliver possession of Landlord’s Furniture to Tenant on the Commencement Date. Tenant agrees to accept Landlord’s Furniture in its “as is” condition as of the Commencement Date without any warranties or guaranties expressed or implied.

All of the terms and provisions of the Lease, as herein amended and supplemented, are hereby ratified and confirmed, and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be duly executed as of the day and year first above written.

LANDLORD:

DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

	By:	Amerimar Realty Management Co.-Colorado,

		By:	Amerimar Realty Management Co.-
Pennsylvania, its general partner,

			By:	ARC-Management Co., Inc.,
its general partner
Date:______			By:
David G. Marshall, President

TENANT:

RANCHER ENERGY CORP., a Nevada corporation

Date:______	By:_____________________
(Title)

EXHIBIT "B"

RULES AND REGULATIONS

1. Any sign, lettering, picture, notice, or advertise-ment installed within the Leased Premises which is visible to the public from within the Building shall be installed at Tenant's cost and in such manner, character and style as Landlord may approve in writing. No sign, lettering, picture, notice or advertisement shall be placed on any outside window or in any position so as to be visible from outside the Building.

2. The use of the name of the Building or of pictures or illustrations of the Building in advertising or other pub-licity, without prior written consent of Landlord, is prohibited.

3. Tenant, its subtenants and its and their customers, invitees, licensees, and guests

a. shall not obstruct and shall not use for any purpose other than ingress and egress, the sidewalks, entrances, passages, courts, corridors, vestibules, halls, elevators and stairways in and about the Building;

b. shall not place objects against glass partitions or doors or windows or adjacent to any open common space which would be unsightly from the Building corridors or from the exterior of the Building, and will promptly remove the same upon notice from Landlord;

c. shall not make noises, cause distur-bances, create vibrations, odors or noxious fumes or use or operate any electrical or electronic devices or other devices that emit sound waves or are dangerous to other tenants and occupants of the Building or that would interfere with the operation of any device or equipment or radio or television broadcasting or reception from or within the Building or else-where, and shall not place or install any projections, antennae, aerials or similar devices inside or outside of the Leased Premises;

d. shall not make any room-to-room canvass to solicit business from other tenants in the Building, and shall not exhibit, sell or offer to sell, use, rent or exchange any item or services in or from the Leased Premises unless ordinarily embraced within the Tenant's use of the Leased Premises as specified in its Lease;

e. shall refrain from attempting to adjust any controls;

f. shall not waste, and shall not suffer or permit to be wasted, electricity or water and shall cooperate fully with Landlord to assure the most effective operation of the Building's heating and air conditioning;

g. shall keep public corridor doors closed;

h. shall neither install nor operate machinery or any mechanical devices of a nature not directly related to Tenant's ordinary use of the Leased Premises without the written permission of the Landlord;

i. shall not use rest rooms or water fixtures for any purpose other than that for which they are designed;

j. shall not mark upon, paint, cut, drill into, drive nails or screws into, or in any way deface the walls, ceiling partitions or floors of the Leased Premises or of the Building;

k. shall not unduly obstruct any pipes, conduits and ducts in the Leased Premises; and

l. shall use chair pads, to be furnished by Tenant, under all rolling and ordinary desk chairs in the carpeted areas.

4. Tenant assumes full responsibility for protecting its space from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Leased Premises closed and secured.

5. Peddlers, solicitors and beggars shall be reported to the office of the Building or as Landlord otherwise requests.

6. No person or contractor not employed by Landlord shall be used to perform window washing, cleaning, or other work in the Leased Premises.

7. Unless Landlord so consents, Tenant shall not, and Tenant shall not permit or suffer anyone to:

a. Cook in the Leased Premises;

b. Place vending or dispensing machines of any kind in the Leased Premises;

c. At any time sell, purchase or give away, or permit the sale, purchase or gift of, food in any form; or

d. Use the Leased Premises for lodging or for any immoral or illegal purposes.

e. Use the Leased Premises to engage in the manufacture or sale of, or permit the use of, any spirituous, fermented, intoxicating or alcoholic beverages on the Leased Premises.

f. Use the Leased Premises to engage in the manufacture or sale of, or permit the use of, any illegal drugs.

8. No furniture shall be placed in front of the Building or in any lobby or corridor, without the prior written consent of Landlord. Landlord shall have the right to remove all non-permitted signs and furniture, without notice to Tenant, at Tenant's expense.

9. No animals are allowed in the Building.

10. No lock or other security device shall be placed by Tenant on any door in the Building without the Building manager being kept furnished with two of the keys, cards or other means of access therefore. At the termination of its tenancy, Tenant shall promptly deliver to Landlord all keys, entry cards and other means of access to offices, rest rooms and vaults.

11. The use of oil, gas or inflammable liquids for heating, lighting, or any other purpose is expressly prohibited. Explosives or other hazardous articles shall not be brought into the Building.

12. Electric floor space heaters, humidifiers or A/C fans are not permitted.

13.  a. Landlord shall have the right to approve or disapprove the movers or moving company employed by Tenant. Tenant shall cause said movers to use only the loading facilities and elevator designated by Landlord. In the event Tenant's movers damage the elevator or any part of the Building, Tenant shall forthwith pay to Landlord the amount required to repair said damage.

b. Furniture, equipment and supplies shall be moved in or out of the Building only during such hours and in such manner as may be prescribed by Landlord.

c. No safe or article, the weight of which may constitute a hazard or danger to the Building or its equipment shall be moved into the Leased Premises.

d. Safes and other equipment, the weight of which is not excessive shall be moved into, from or about the Building only during such hours and in such manner as shall be prescribed by Landlord, and Landlord shall have the right to designate the location of such articles in the Leased Premises.

14. Smoking shall not be permitted in all areas of the Building (including but not limited to the parking garage, elevator lobbies, elevators, public corridors and restrooms), or within three feet of the exterior entrance to any doorway or entryway of the Building. Smoking shall only be permitted in those areas which have been designated as public smoking areas`

15. Roller skates, bicycles or other vehicles shall not be permitted in the offices, halls, common areas, or corridors in the Building. All vehicles shall use designated parking meters.

16. No window shades, blinds, screens, draperies or other window coverings will be attached or detached by Tenant without Landlord’s prior written consent. Tenant agrees to abide by Landlord’s rules with respect to maintaining uniform curtain, draperies and/or linings at all windows and hallways.

17. If Tenant desires telegraphic, telephonic, computer or other electric connections, Landlord, or its agents, will direct the electricians as to where and how the wires may be introduced, and without such directions, no boring or cuttings for wires will be permitted. Any such installation and connection shall be made at Tenant’s expense, and, at Landlord’s option, shall be removed at Tenants expense at the expiration or termination of its Lease.

18. Landlord reserves the right to modify and make such other and further reasonable rules and regulations as in its judgment may, from time to time, be needful and desirable for the safety, security, care and cleanliness of the Leased Premises and preservation of good order therein.

EXHIBIT "C"

LEASE TERM AGREEMENT

THIS AGREEMENT, made as of the ____ day of ______, 2006, DENVER-PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as "Landlord") and RANCHER ENERGY CORP., a Nevada corporation (hereinafter referred to as "Tenant").

WITNESSETH

WHEREAS, by Lease (hereinafter called "Lease") made as of October 30, 2006, Landlord leased unto Tenant certain premises known as Suite 1740, located at 999 - 18th Street, Denver, Colorado, for a term of sixty-three (63) months and zero (0) days and commencing on November 10, 2006 unless sooner ter-minated or extended as provided therein, and

WHEREAS, Landlord and Tenant now desire to set forth the correct Commencement Date of the term and to adjust the Expira-tion Date of the Term to provide for a full term of the Lease of sixty-three (63) months and ________ days.

NOW, THEREFORE, Landlord and Tenant do hereby agree as follows:

1.	The Term of the Lease commences on ______________, and shall continue until_______________ unless sooner terminated or extended as provided therein.

2.	Except as hereby amended, the Lease shall continue in full force and effect.

3.	This Agreement shall be binding on the parties hereto, their heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LANDLORD:

DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

	By:	Amerimar Realty Management Co.-Colorado,

		By:	Amerimar Realty Management Co.-
Pennsylvania, its general partner,

			By:	ARC-Management Co., Inc.,
its general partner
Date:______			By:
David G. Marshall, President

TENANT:

RANCHER ENERGY CORP., a Nevada corporation

Date:______	By:_____________________
(Title)

EXHIBIT "D"

PARKING AGREEMENT

DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, by Amerimar Realty Management Co.-Colorado, as agent for Landlord, and RANCHER ENERGY CORP., a Nevada corporation, as Tenant, have executed simultaneously with this Agreement a Lease (hereinafter called "Lease") pertaining to certain space at 999 - 18th Street to be occupied by Tenant. In consideration of the mutual covenants herein contained, Landlord and Tenant further agree as follows:

The Building in which the Premises are located contains a parking garage for the benefit of Tenants and the general public (hereinafter called "Parking Garage"). Landlord does not operate or manage the Parking Garage, but maintains a management agreement with an independent contractor (hereinafter called "Operator") for the management and operation of the Parking Garage. In order to rent parking spaces in the Parking Garage, Tenant must contract separately with the Operator for such rentals. Landlord shall make available for Tenant and Tenant shall have a non-assignable option to rent from the Operator two (2) unreserved parking spaces and four (4) reserved parking spaces (collectively, the “Parking Spaces”) located in the Denver Place complex at the prevailing monthly rate posted by the Operator from time to time during the Term of the Lease. The Parking Spaces shall be available for a period expiring thirty (30) days after the Commencement Date of the Lease. Tenant must exercise its option within this period by renting the Parking Spaces directly from the Operator.

The terms and conditions of Tenant's rental of the Parking Spaces shall be governed and fixed solely by the rental agreement between Tenant and Operator, however, Tenant's failure to comply with any term of any such rental agreement shall constitute a default under the Lease. In the event that Tenant chooses to rent Parking Spaces from the Operator as provided for herein, Tenant shall be responsible for payment to the Operator of a refundable security deposit for each parking card issued by the Operator in connection with Tenant’s rental of the Parking Spaces (the “Security Deposit”). The Security Deposit shall be in an amount to be determined by the Operator in its sole discretion. Notwithstanding anything in this Agreement or the Lease to the contrary, in no event shall Landlord be responsible for payment of the Security Deposit to the Operator on behalf of Tenant. Payment and refund of the Security Deposit shall be governed and fixed solely by the rental agreement between Tenant and Operator. Landlord's holding of Parking Spaces shall not constitute any assumption of and Tenant hereby releases Landlord from any and all liability with respect to such rentals, and any and all damage, loss or injury with respect to such rentals shall be at the sole risk of Tenant unless otherwise provided by Operator under the rental agreement.

The Parking Spaces shall only be used by Tenant’s employees who work at the Leased Premises and may not be assigned, transferred or subletted to any other third parties.

The provisions of this Agreement supplement but are subject to all provisions of the Lease. Capitalized terms not otherwise defined in this Agreement have the same meaning as the same terms have in the Lease.

LANDLORD:

DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

	By:	Amerimar Realty Management Co.-Colorado,

		By:	Amerimar Realty Management Co.-
Pennsylvania, its general partner,

			By:	ARC-Management Co., Inc.,
its general partner
Date:______			By:
David G. Marshall, President

TENANT:

RANCHER ENERGY CORP., a Nevada corporation

Date:______	By:_____________________
(Title)

EXHIBIT “E”

LIST OF LANDLORD’S FURNITURE

EXHIBIT “E-1”

BILL OF SALE

KNOW ALL MEN BY THESE PRESENTS: That DENVER PLACE ASSOCIATES LIMITED PARTNERSHIP ("Seller"), for and in consideration of TEN AND NO/100THS DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which is hereby acknowledged, has bargained and sold, and by these presents does grant and convey unto RANCHER ENERGY CORP., a Nevada corporation ("Purchaser"), its successors, and assigns, that certain furniture more particularly described in Exhibit A attached hereto and incorporated herein by this reference and currently located on the seventeenth (17th) floor of that certain office building known as Denver Place South Tower, 999 -18th Street, Denver, Colorado (the "Personal Property").

TO HAVE AND TO HOLD the same unto said Purchaser, its successor, and assigns, forever. The Seller covenants and agrees to and with the Purchaser, its successors, and assigns, to warrant and defend the sale of the Personal Property against all and every person or persons whomsoever.

SAID PERSONAL PROPERTY IS BEING TRANSFERRED ON AN "AS IS", "WHERE IS" BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, BY SELLER. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, PURCHASER ACKNOWLEDGES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO ALL PERSONAL PROPERTY TRANSFERRED HEREBY: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; AND (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. Purchaser acknowledges that it has relied solely upon its own inspection of the Personal Property in electing to purchase the Personal Property. Purchaser expressly waives a reduction in the purchase price on account of the physical condition of the Personal Property, latent defects in the Personal Property hereafter discovered by Purchaser and/or the absence of the Personal Property from the location described above.

The Purchaser agrees that it shall be solely responsible for and indemnify and hold Seller harmless from any sales and/or use taxes attributable to the transfer and sale of the Personal Property from Seller to Purchaser.

IN WITNESS WHEREOF, the parties hereto have executed this Bill of Sale as of the ____ day of November, 2006.

SELLER:

DENVER PLACE ASSOCIATES LIMITED
PARTNERSHIP, a Delaware limited partnership

By:	ARC Denver Associates L.L.C., a Delaware
limited liability company, its general partners

By:	ARC Denver, Inc., a Delaware corporation,
its manager

By:
David G. Marshall, President

PURCHASER:

RANCHER ENERGY CORP., a Nevada corporation

By:___________
Name:________
Title:_________

Exhibit A to Bill of Sale

List of Personal Property